Execution Copy



                          CREDIT AGREEMENT AND GUARANTY

                            dated as of May 28, 1998

                                      among

                            HAMPSHIRE GROUP, LIMITED,

                                  as Borrower,

                           HAMPSHIRE DESIGNERS, INC.,
                         HAMPSHIRE INVESTMENTS, LIMITED
                        GLAMOURETTE FASHION MILLS, INC.,
                         SAN FRANCISCO KNITWORKS, INC.,
                          and SEGUE (AMERICA), LIMITED


                                       as

                                   Guarantors

                                       and
                            THE CHASE MANHATTAN BANK,

                       REPUBLIC NATIONAL BANK OF NEW YORK

                                       and

                                NATIONSBANK, N.A.

                                    as Banks,

                                       and

                            THE CHASE MANHATTAN BANK
                                       as
                                      Agent

ARTICLE I.  DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION          1
Section 1.01      Definitions                                                1
Section 1.02      Accounting Terms                                          14
Section 1.03      Computation Of Time Periods                               14
Section 1.04      Rules of Construction                                     14

ARTICLE II.       REVOLVING CREDIT LOANS                                    15
Section 2.01      Revolving Credit                                          15
Section 2.02      Notice and Manner of Borrowing                            15
Section 2.03      Conversions                                               16
Section 2.04      Non-Receipt of Funds by Agent                             16
Section 2.05      Interest                                                  16
Section 2.06      Notes                                                     17
Section 2.07      Optional and Mandatory Prepayments                        17
Section 2.08      Method of Payment                                         18
Section 2.09      Use of Proceeds                                           18
Section 2.10      Minimum Amounts                                           18

ARTICLE III.      LETTERS OF CREDIT                                         18
Section 3.01      Trade Letters of Credit                                   18
Section 3.02      Reimbursement Obligation                                  19
Section 3.03      Payment of Commissions, Expenses and Interest             19
Section 3.04      Proper Drawing; Chase's Honoring                          20
Section 3.05      Standby Letters of Credit                                 21
Section 3.06      Amendment, Change. Modification; No Waiver                21
Section 3.07      U.C.P.; Agreements and Acknowledgments; Indemnification   21
Section 3.08      Licenses; Insurance; Regulations                          23
Section 3.09      Airway and Steamship Guaranties                           23
Section 3.10      Additional Security                                       23
Section 3.11      Continuing Rights and Obligations                         23
Section 3.12      Instructions; No Liability                                24
Section 3.13      Steamship Guaranty                                        24

ARTICLE IV.       PARTICIPATION                                             24
Section 4.01      Participating Banks' Pro Rata Shares                      24
Section 4.02      Sale and Purchase of Participation                        24
Section 4.03      Participation in Fees and Collateral;  Relationship       25
Section 4.04      Procedures                                                25
Section 4.05      Collections and Remittances                               25
Section 4.06      Sharing of Setoffs and Collections                        26
Section 4.07      Indemnification; Costs and Expense                        26
Section 4.08      Administration; Standard of Care                          27
Section 4.09      Independent Investigation by the Participating Banks      28
Section 4.10      Participating Banks' Ownership of Interests in the
                  Participation; Repurchases by Chase                       28

ARTICLE V.        GUARANTY                                                  29
Section 5.01      Guaranty                                                  29
Section 5.02      Guarantor's Guaranty Obligations Unconditional            29
Section 5.03      Waivers                                                   30
Section 5.04      Subrogation                                               30
Section 5.05      Limitation of Liability                                   31

ARTICLE VI.       CONDITIONS PRECEDENT                                      31
Section 6.01      Conditions Precedent to Initial Use of a Credit
                  Facility on and after the Closing Date                    31
Section 6.02      Conditions Precedent to All Credit Facilities             33
Section 6.03      Deemed Representation                                     34

ARTICLE VII.      REPRESENTATIONS AND WARRANTIES                            34
Section 7.01      Incorporation. Good Standing and Due Qualification        34
Section 7.02      Corporate Power and Authority; No Conflicts               34
Section 7.03      Legally Enforceable Agreements                            35
Section 7.04      Litigation                                                35
Section 7.05      Financial Statements                                      35
Section 7.06      Ownership and Liens                                       36

Section 7.07      Taxes                                                     36
Section 7.08      ERISA                                                     36
Section 7.09      Ownership of Guarantors; Investments                      36
Section 7.10      Operation of Business                                     37
Section 7.11      No Default on Outstanding Judgments or Orders             37
Section 7.12      No Defaults on Other Agreements                           37
Section 7.13      Labor Disputes and Acts of God                            37
Section 7.14      Governmental Regulation                                   37
Section 7.15      Partnerships                                              37
Section 7.16      Environmental Protection                                  38
Section 7.17      Solvency                                                  38
Section 7.18      Year 2000                                                 38

ARTICLE VIII.  AFFIRMATIVE COVENANTS                                        38
Section 8.01      Maintenance of Existence                                  38
Section 8.02      Conduct of Business                                       39
Section 8.03      Maintenance of Properties                                 39
Section 8.04      Maintenance of Records                                    39
Section 8.05      Maintenance of Insurance                                  39
Section 8.06      Compliance with Laws                                      39
Section 8.07      Right of Inspection                                       39
Section 8.08      Reporting Requirements                                    39
Section 8.09      Compliance With Environmental Laws                        42
Section 8.10      Additional Guarantor                                      42

ARTICLE IX.       NEGATIVE COVENANTS                                        42
Section 9.01      Debt                                                      42
Section 9.02      Guaranties                                                43
Section 9.03      Liens                                                     43
Section 9.04      Sale of Assets                                            44
Section 9.05      Transactions with Affiliates                              46
Section 9.06      Investments                                               46
Section 9.07      Mergers                                                   47
Section 9.08      Leases                                                    47
Section 9.09      Dividends                                                 47
Section 9.10      Restricted Payments                                       47
Section 9.11      Fiscal Year                                               48
Section 9.12      Changes, Amendments or Modification                       48

ARTICLE X.        FINANCIAL COVENANTS                                       48
Section 10.01     Consolidated Tangible Net Worth                           48
Section 10.02     Consolidated Fixed Charge Coverage Ratio                  48
Section 10.03     Consolidated Leverage Ratio                               48
Section 10.04     Consolidated Capital Expenditures                         48

ARTICLE XI.       EVENTS OF DEFAULT                                         48
Section 11.01     Events of Default                                         49
Section 11.02     Remedies                                                  51

ARTICLE XII.      THE AGENT                                                 51
Section 12.01     Appointment, Powers and Immunities of Agent               51
Section 12.02     Reliance by Agent                                         52
Section 12.03     Defaults                                                  52
Section 12.04     Rights of Agents as a Bank                                52
Section 12.05     Indemnification Of Agent                                  53
Section 12.06     Documents                                                 53
Section 12.07     Non-Reliance on Agent and Other Banks                     53
Section 12.08     Failure of Agent to Act                                   54
Section 12.09     Resignation or Removal of Agent                           54
Section 12.10     Amendments Concerning Agency Function                     54
Section 12.11     Liability of Agent                                        54
Section 12.12     Transfer of Agency Function                               55
Section 12.13     Withholding Taxes                                         55

ARTICLE XIII. YIELD PROTECTION                                              55
Section l3.01     Additional Costs                                          55
Section l3.02     Illegality                                                56
Section l3.03     Certain Compensation                                      57

ARTICLE XIV.    MISCELLANEOUS                                               57
Section 14.01     Amendments and Waivers                                    57
Section 14.02     Usury                                                     58
Section 14.03     Expenses; Indemnification                                 58
Section 14.04     Assignment; Participation; Additional Bank                58
Section 14.05     Notices                                                   59
Section 14.06     Setoff                                                    59
Section 14.07     Jurisdiction; Immunities                                  59
Section 14.08     Governing Law                                             60
Section 14.09     Counterparts                                              60
Section 14.10     Exhibits and Schedules                                    60
Section 14.11     Table of Contents; Headings                               60
Section 14.12     Severability                                              61
Section 14.13     Integration                                               61
Section 14.14     Jury Trial Waiver                                         61

CREDIT AGREEMENT AND GUARANTY dated as of May 28, 1998 among HAMPSHIRE GROUP, LIMITED, ("Borrower"), HAMPSHIRE DESIGNERS, INC., ("Hampshire"), HAMPSHIRE INVESTMENTS, LIMITED ("HIL"), GLAMOURETTE FASHION MILLS, INC., ("Glamourette") SAN FRANCISCO KNITWORKS, INC. ("Knitworks") and SEGUE (AMERICA), LIMITED ("Segue"), The Chase Manhattan Bank ("Chase"), Republic National Bank of New York ("Republic") and NationsBank, N.A. ("NationsBank") (Chase, Republic and NationsBank individually a "Bank" and collectively the "Banks") and The Chase Manhattan Bank as Agent for the Banks (in such capacity, together with any successors in such capacity, the "Agent").

The parties hereto agree as follows:

       ARTICLE I. DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION

Section 1.01. Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

"Accounts" means all of the accounts receivable as defined in the Borrower Security Agreement and the Guarantors' Security Agreement of the Borrower and the Consolidated Subsidiaries.

"Affiliate" means, as to any Person, any other Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the such Person; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

"Agent" means Chase, when acting in its capacity as the Agent under any of the Loan Documents, and any successor thereto.

"Agent's Office" means the Agent's address as set forth on the signature page of this Agreement, or such other address as the Agent may designate by written notice to the Borrower, the Guarantors and the Banks.

"Agreement" means this Credit Agreement and Guaranty.

"Applicable Margin" means with respect to a Eurodollar Loan, one and one-half percent (1.5%).

"Application" means the application by the Borrower for a Letter of Credit

"Assignee" has the meaning specified in Section 12.01.

"Authorization Letter" means the letter in the form of Exhibit __

"Authorized Person" means any officer or employee, or combination thereof of the Borrower as authorized pursuant to the terms and conditions of the Authorization Letter.

"Bank" or "Banks" has the meaning specified in the preamble to this Agreement.

"Bank Parties" means the Agent and each of the Banks.

"Banking Day" means any day on which commercial banks are not authorized or required to close in London, England, New York City, New York or Anderson, South Carolina. "Board of Governors" means the Board of Governors of the Federal Reserve System or any successor.

"Borrower Pledge Agreement" means the Pledge Agreement substantially in the form of Exhibit A hereto, to be delivered by Borrower under the terms of this Agreement.

"Borrowing Base" means eighty-five (85%) percent of the Eligible Accounts of the Borrower and the Consolidated Subsidiaries, plus, from the period March 1 through October 31 of each year, an amount not to exceed the lesser of the amount below or forty-five (45%) percent of the Eligible Inventory of the Borrower and Consolidated Subsidiaries valued at the lower of cost or market value.

From March 1 -  May 31  $3,000,000.00
From June 1 - June 30  $6,000,000.00
From July 1 - July 31   $9,000,000.00
From August 1 - October 31  $12,000,000.00

"Borrowing Base Certificate" means the certificate substantially in the form of Exhibit B annexed hereto.

"Borrower Security Agreement" means the Security Agreement substantially in the form of Exhibit C-1 hereto, to be delivered by Borrower under the terms of this Agreement.

"Borrowing Notice" has the meaning specified in Section 2.02.

"Consolidated Capital Expenditures" means the Dollar amount of gross expenditures (including the principal portion of payments under Capital Leases) made for real property, fixed assets, property, plant and equipment, and all renewals, improvements and replacements thereto (including, but not limited to, maintenance and repairs thereof but only to the extent required to be capitalized in accordance with GAAP) incurred or paid by the Borrower and the Consolidated Subsidiaries.

"Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

"Cash Collateral' means a deposit by the Borrower, made in immediately available funds, to a savings, checking or time deposit account at the Agent or the purchase by Borrower of a certificate of deposit issued by the Agent and the execution of all documents and the taking of all steps required to give the Agent a perfected security interest for the benefit of the Banks in such deposit or certificate of deposit.

"Chase" means The Chase Manhattan Bank.

"Closing Date" means May 28, 1998.

"Code" means the Internal Revenue Code of 1986.

"Collateral" means any and all personal property subject to a Lien granted by any of the Security Documents and this Agreement.

"Commitment" means, collectively, the Revolving Credit Commitment, the Trade Letter of Credit Commitment and the Standby Letter of Credit Commitment.

"Consolidated Depreciation" means depreciation of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP. "Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization" means, for any period, Consolidated Net Income, plus Consolidated Interest Expense, plus Consolidated Taxes, plus Consolidated Depreciation, plus Consolidated Principal Amortization, all for such period.

"Consolidated Interest Expense" means, for any period, all interest paid or required to be paid by Borrower and its Consolidated Subsidiaries on all of their respective Debt, including the Obligations, during such period.

"Consolidated Inventory" means, at any time, the Inventory of the Borrower and its Consolidated Subsidiaries on a consolidated basis, all as determined in accordance with GAAP.

"Consolidated Net Income" means, for any period the net income of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

"Consolidated Principal Amortization" means scheduled consolidated principal payments of all funded debt of Borrower and the Consolidated Subsidiaries.

"Consolidated Subsidiaries" means all existing and future Subsidiaries of the Borrower, except HIL and any subsidiary of HIL, that should be included in the Borrower's consolidated financial statements, all as determined in accordance with GAAP.

"Consolidated Tangible Net Worth" means the sum of (1) Consolidated Total Tangible Assets less (2) Consolidated Total Liabilities, less (3) the investment in HIL by Borrower or the Consolidated Subsidiaries including but not limited to the equity of HIL, any advances to HIL and guaranties by the Borrower or its Consolidated Subsidiaries of the obligations of HIL.

"Consolidated Taxes" means, for any period, the income and franchise taxes of the Borrower and its Consolidated subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

"Consolidated Total Tangible Assets" means the total assets of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, minus all intangible assets (other than deferred taxes), including, but not limited to, non-compete contracts, employment contracts, deferred or prepaid transactions cost, capitalized research and development cost, capitalized interest, debt discount and expenses, goodwill, patents, trademarks, copyrights, franchise, license and other intangible assets, all as determined in accordance with GAAP.

"Consolidated Total Liabilities" means total liabilities and all mandatory redeemable preferred stock of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

"Credit Facilities" means, collectively, the Revolving Credit Loans and the Letters of Credit.

"Debt" means: (1) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations);
(2) the principal portion of obligations as lessee under Capital Leases; (3) obligations under letters of credit issued for the account of any Person; (4) all obligations arising under bankers' or trade acceptance facilities of any Person; (5) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (6) all obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed. For purposes of the foregoing, (i) the amount of any Debt described in clause 6 shall be equal to the lesser of the amount of such liability for borrowed money and the Fair Market Value of the property subject to such Lien and (ii) the amount of any Debt described in clause 5 shall be equal to the lesser of the amount of the primary obligation in respect to which such guaranty is issued and the maximum liability amount under the terms of such guaranty.

"Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

"Default Rate" means, with respect to an amount of any Revolving Credit Loan not paid when due, a rate per annum equal to two percent (2%) above the Interest Rate then in effect thereon.

"Dollars" and the sign "$" mean lawful money of the United States of America.

"Effective Date" means May 28, 1998.

"Eligible Accounts" means those Accounts of the Borrower and the Consolidated Subsidiaries, deemed eligible from time to time for lending purposes by the Agent in the Agent's sole discretion. Agent shall, in general, deem accounts to be Eligible Accounts if the accounts are: (1) not factored; (2) not disputed; or
(3) no more than the lesser of sixty (60) days past due or one hundred twenty
(120) days past the invoice date; provided however, that such general criteria may be revised from time to time by Agent in its sole discretion.

"Eligible Inventory" means Consolidated Inventory of the Borrower and the Consolidated Subsidiaries, and deemed eligible from time to time for lending purposes by the Agent in the Agent's sole discretion valued at lower of cost or market.

"Environmental Discharge" means any discharge or release by Borrower or any Consolidated Subsidiaries of any Hazardous Materials in violation of any applicable Environmental Law.

"Environmental Law" means any Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

"Environmental Notice" means any complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to the Borrower or any Consolidated Subsidiaries' violation of any Environmental Law in connection with any activity or operations at any time conducted by the Borrower or such Consolidated Subsidiary, (2) relating to the unpermitted occurrence or Presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of the Borrower's or any Consolidated Subsidiary's locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

"Equity Issuance" means the Borrower's issuance of any capital stock, whether such issuance is a private placement or a public offering of such capital stock.

"ERISA" means the Employee Retirement Income Security Act of 1974, including any rules and regulation promulgated thereunder.

"ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Guarantor or is under common control (within the meaning of Section 4 14(c) of the Code) with the Borrower or such Guarantor; provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term "ERISA Affiliate" shall also include any entity required to be aggregated with the Borrower or any Guarantor under Section 4 14(m) or 4 14(o) of the Code.

"Eurodollar Base Rate" means with respect to any Interest Period for a Eurodollar Loan, the arithmetic mean, as calculated by the Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 A.M. London time by the principal London branch of the Agent two (2) Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of

Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Eurodollar Loan which shall be made by the Agent and outstanding during such Interest Period.

"Eurodollar Loan" means any Revolving Loan when and to the extent the interest rate therefor is determined on the basis of the definition "Eurodollar Base Rate."

"Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1% determined by the Agent to be equal to (a) the quotient of (i) the Eurodollar Base Rate for such Loan for such Interest Period, divided by (ii) one minus the Reserve Requirement for such Loan for such Interest Period.

"Exempt Preferred Stock" means not more than 1,000 shares of Preferred Stock, $200 stated value, of Glamourette, with an annual dividend rate not in excess of $62 per share.

"Event of Default" has the meaning specified in Section 11.01.

"Fiscal Quarter" means each of the four (4) quarterly periods of the Borrower's Fiscal Year.

"First Quarterly Date" means the last day of the first Fiscal Quarter of each Fiscal Year.

"Fiscal Year" means each calendar year ending December 31.

"Fourth Quarterly Date" means the last day of the fourth Fiscal Quarter of each Fiscal Year.

"GAAP" means generally accepted accounting principles in the United States of America as in effect on the date hereof, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 7.05.

"Good Faith Contest" means the contest of an item if: (1) the item is diligently contested in good faith by appropriate proceedings timely instituted; (2) adequate reserves are established in accordance with GAAP; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the Good Faith Contest is not likely to result in a Material Adverse Change.

"Governmental Approvals" means any authorization, consent, approval, license, permit, certification, or exemption of registration or filing with or report or notice to any Governmental Authority.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means, collectively Hampshire, Glamourette, Knitworks, and Segue and any future Consolidated Subsidiaries and HIL prior to the termination of HIL's Guaranty in accordance with the terms thereof. "Guarantor Security Agreements" means the Security Agreements executed by the Consolidated Subsidiaries, to secure the Guarantor Obligations as defined in Section 5.01.

"Guaranty" means, collectively, all of the guarantees provided by the Guarantors pursuant to Section 5.01.

"Guaranty Obligations" has the meaning specified in Section 5.01.

"Hampshire Pledge Agreement" means the Pledge Agreement to be executed by Hampshire in favor of the Agent.

"Hazardous Materials" means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any applicable Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyl, and any petroleum or hydrocarbon-based products or derivatives.

"HIL Note" means the $5,000,000.00 note issued by HIL in favor of Borrower as amended from time to time evidencing any indebtedness from time to time hereafter due from HIL to Borrower.

"Instructions" means oral or written instructions or instructions transmitted by teleprocess given on behalf of the Borrower by one or more Authorized Persons.

"Instrument" means with respect to any Letter of Credit or steamship guaranty, any draft, receipt, acceptance, teletransmission, including, but not limited to, telex or cable, or other written demand for payment under such Letter of Credit.

"Insurance Companies" shall mean Phoenix Home Life Mutual Insurance Company and The Ohio National Life Insurance Company.

"Insurance Company Loan Documents" means the agreements and documents among the Insurance Companies and the Borrower and/or Guarantors providing for the purchase by the Insurance Companies of Senior Secured Notes of the Borrower in the amount of $15,000,000 and the giving of security therefor.

"Intercreditor Agreement" means the agreement among the Banks, the Agent and the Insurance Companies and the Agent for the Insurance Companies.

"Interest Period" means, with respect to any Eurodollar Loan, a period of one, two, three or six months commencing on the date such Loan is made, converted from another type of Loan or renewed, as the Borrower may select in accordance with Section 2.02, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

"Interest Rate" means either a) with respect to a Prime Rate Loan, the Prime Rate or b) with respect to a Eurodollar Rate Loan, the Eurodollar Rate plus the Applicable Margin.

"Inventory" shall have the meaning set forth in the Borrower Security Agreement and Guarantors' Security Agreement.

"Law" means any applicable federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

"Letters of Credit" means Trade Letters of Credit and the Standby Letters of Credit.

"Letter of Credit Fee" means the Trade Letter of Credit Fee and any fee paid in connection with any Standby Letter of Credit.

"Letter of Credit Issuing Bank" means Chase.

"Letter of Credit Obligations" means at any time an amount equal to the sum of
(1) the aggregate unused face amount of all outstanding Trade Letters of Credit and Standby Letters of Credit, (2) the aggregate amount of all unreimbursed obligations on Trade Letters of Credit and Standby Letters of Credit, (3) the aggregate amount of all outstanding overdrafts created to satisfy any of the foregoing obligations, (4) the amount of any outstanding indemnity for existing Letters of Credit issued by the Letter of Credit Issuing Bank at the Closing in favor of Fleet Bank, (5) any Letter of Credit Fee due and payable and (6) the aggregate amount of steamship guaranties.

"Lien" means any mortgage, deed of trust, pledge, security, interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction to evidence any of the foregoing).

"Loan Document(s)" means this Agreement, the Notes, the Letters of Credit, the Security Documents and the Intercreditor Agreement.

"Material Adverse Change" means either (1) a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of the Borrower, and its Consolidated Subsidiaries taken as a whole, or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Documents to which it is a party. For the avoidance of doubt, no matter affecting the business, operations, affairs, financial condition, assets or properties of HIL or any Subsidiary thereof in and of itself shall be deemed to cause a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise), property or prospects of the Borrower or the Borrower's ability to perform its obligations under any Loan Document.

"Monthly Date(s)" means the first Banking Day of each calendar month occurring on or after the Closing Date.

"Multiemployer Plan" means a Plan defined as such in Section 3(37) of ERISA.

"Note(s)" means the Revolving Credit Notes.

"Obligations" shall mean any and all Revolving Credit Loans, Letter of Credit Obligations and all other indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower or Guarantors (excluding the Obligations of HIL other than Obligations arising under its Guaranty) to the Banks and/or their Affiliates, including principal, interest, charges, fees, expenses, and foreign exchange obligations, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, whether now existing or hereafter arising, whether arising before, during or after the Termination Date or after the commencement of any case with respect to Borrower or any Guarantor under the Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by the Banks including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of the Banks in the obligations of Borrowers or Guarantors to others, assumption, operation of law, subrogation or otherwise and shall also include all amounts chargeable to Borrower or any Guarantor under this Agreement or in connection with any of the foregoing, provided, however, that indebtedness and obligations due to any of the Banks in connection with transactions between Borrower and any Guarantor and any such Bank separate from this Agreement shall not be deemed "Obligations."

"Optional Prepayment" has the meaning specified in Section 2.07.

"Outstanding Credit Facilities" means at any time an amount equal to the sum of
(l) the aggregate principal amount of all outstanding Revolving Credit Loans and
(2) the Letter of Credit Obligations.

"Parent" means, with respect to any Bank, any Person controlling such Bank.

"Participating Banks" means each Bank other than Chase.

"Participation" has the meaning set forth in 4.01.

"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

"Permitted Short Term Lenders" means the Lenders described in Schedule 9.01.

"Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

"Plan" means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by the Borrower, any Guarantor or any ERISA Affiliate or with respect to which the Borrower, any Guarantor or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

"Presence" when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

"Prime Rate" means that rate of interest from time to time announced by Chase at its Principal Office as its prime commercial lending rate.

"Prime Rate Loan" means any Loan when and to the extent the interest rates therefor is based on the Prime Rate.

"Principal Office" means the principal office of Chase, presently located at 270 Park Avenue, New York, New York 10017.

"Pro Rata Share" means (1) with respect to each Bank's Revolving Credit Commitment a fraction, the numerator of which is such Bank's portion of the Revolving Credit Commitment and the denominator of which is the total of all the Bank's Revolving Credit Commitments; (2) with respect to each payment on the Revolving Credit Loans, a fraction, the numerator of which is the outstanding principal amount of all such Revolving Credit Loans owed to such Bank, and the denominator of which is the outstanding principal amount of all such Revolving Credit Loans owed to all Banks; and (3) with respect to Letters of Credit, the percentages set forth in Section 4.01.

As of the Closing Date the amount of each Bank's Revolving Credit Commitment and its Pro Rata Share of such Revolving Credit Commitment is as follows: Bank Commitment Pro Rata Share Chase $18,900,000 45% NationsBank $13,860,000 33% Republic $ 9,240,000 22%

"Prohibited Transaction" means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.

"Quarterly Date" means the last Banking Day of each March, June, September, and December.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or in the regulations thereunder except for any such event for which the 30-day notice requirement is waived.

"Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in the United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any of the Banks of or under any United States federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

"Required Banks" means at any time the Banks holding one hundred percent (100%) of the then aggregate unpaid principal amount of the Outstanding Credit Facilities or the aggregate Revolving Credit Commitment. In calculating the Outstanding Credit Facilities and Revolving Credit Commitment of each Bank for purposes of this definition of "Required Banks", each Bank (other than Chase) shall be deemed to have a portion of the Letter of Credit Commitment equal to that Bank's Pro Rata Share of the Letter of Credit Commitment, and Chase shall be deemed to have a portion of the Letter of Credit Commitment equal to one hundred percent (100%) minus the sum of the Pro Rata Shares of the other Banks.

"Reserve Requirement" means, for any Interest Period for any Eurodollar Loan for any Interest Period therefor, the rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against in the case of Eurodollar Loans, "Eurocurrency Liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.01 or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Agent will use its best efforts to promptly notify Borrower of any change of such Reserve Requirement.

"Revolving Credit Commitment" means the commitment of the Banks to lend, pursuant to their Pro Rata Share, Forty-Two Million ($42,000,000) Dollars to the Borrower pursuant to the terms of this Agreement.

"Revolving Credit Loan(s)" has the meaning specified in Section 2.01.

"Revolving Credit Note(s)" has the meaning specified in Section 2.06.

"Revolving Credit Termination Date" means May 26, 1999 unless earlier extended by Borrower and Banks in accordance with the letter in form of Exhibit D annexed hereto.

"Second Quarterly Date" means the last day of the second fiscal Quarter of each Fiscal Year.

"Secured Parties" means the Agent and each of the Banks.

"Security Agreements" means the Borrower Security Agreement, Borrower's Pledge Agreement and the Guarantors' Security Agreements.

"Security Documents" means the Security Agreements and the Borrower's Pledge Agreement.

"Solvent" means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (2) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (3) such Person does not intend to, and does not believe that it will incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Standby Letter of Credit" means a Standby Letter of Credit issued by Chase for the account of the Borrower.

"Standby Letter of Credit Commitment" shall have the meaning set forth in
Section 3.05.

"Subsidiary" means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

"Third Quarterly Date" means the last day of the third Fiscal Quarter of each Fiscal Year.

"Trade Letter of Credit" has the meaning specified in Section 3.01.

"Trade Letter of Credit Commitment" has the meaning specified in Section 3.01.

"Trade Letter of Credit Obligations" means at any time an amount equal to the sum of (1) the aggregate unused face amount of all outstanding Trade Letters of Credit, (2) the aggregate amount of all unreimbursed obligations on Trade Letters of Credit, and (3) the aggregate amount of all outstanding overdrafts created to satisfy any of the foregoing obligations.

"Uniform Customs and Practices" means, with regard to each Letter of Credit, the Uniform Customs and Practices for Documentary Letters of Credit (1993 Revisions), International Chamber of Commerce Publication No. 500, and any subsequent revision thereof adhered to by Chase on the date such Letter of Credit is issued.

Section 1.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.03. Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to later specified date, the word "from" means "from and including" and words "to" and "until" each means "to but excluding".

Section 1.04. Rules of Construction. When used in this Agreement: (1) "or" is not exclusive; (2) a reference to a law includes any amendment or modification to such law and any statutory amendments and recodifications; (3) a reference to a Person includes its permitted successors and permitted assigns; and (4) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.

                       ARTICLE II. REVOLVING CREDIT LOANS

Section 2.01. Revolving Credit. Subject to the terms and conditions of this Agreement, each of the Banks severally agrees to make loans (the "Revolving Credit Loans") according to each such Bank's Pro Rata Share of the Revolving Credit Commitment, to Borrower from time to time during the period from the Closing Date up to but not including the Revolving Credit Termination Date, provided that the aggregate principal amount of all Revolving Credit Loans outstanding at any time does not exceed the lesser of a) the Revolving Credit Commitment minus the Letter of Credit Obligations or b) the Borrowing Base. Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in the minimum amount set forth in Section 2.10. Within the limits off the Revolving Credit Commitment, the Borrower may borrow, make an optional Prepayment pursuant to Section 2.07, and reborrow under this Section 2.01.

The failure of any Bank to make any requested Revolving Credit Loan to be made by it on the date specified for such Revolving Credit Loan shall not relieve any other Bank of its obligation (if any) to make such Revolving Credit Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make such Revolving Credit Loans to be made by such other Bank.

Section 2.02. Notice and Manner of Borrowing. The Borrower shall give the Agent telephonic notice, to be followed by written or telegraphic or facsimile notice in the form of Exhibit E hereto (effective upon receipt) of any Revolving Credit Loan by not later than 11:00 A.M. (New York time) on the date of such Revolving Credit Loan and whether such Revolving Credit Loan shall be a Prime Rate Loan or Eurodollar Loan. Each of the foregoing notices (a "Borrowing Notice") must specify the date and the amount of such Revolving Credit Loan to the Agent and the Agent will promptly notify each Bank of receipt by the Agent of a Borrowing Notice and of the contents thereof. In the case of a Eurodollar Loan the Borrowing Notice shall be received three (3) Banking Days prior to such Eurodollar Loan and shall specify the Interest Period selected. Not later than 1:00 P.M. (New York time) on the date of a Revolving Credit Loan, each Bank will cause to be transmitted to the Agent, to the account set forth below, in immediately available funds such Bank's Pro Rata Share of such Revolving Credit Loan. After the Agent's receipt of such funds, not later than 3:00 P.M. (New York time) on the date of a Revolving Credit Loan, and upon fulfillment of the applicable conditions set forth in Article VI, the Agent will make such Revolving Credit Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower's account or the account of a Consolidated Subsidiary as designated by the Borrower with the Agent.

Chase Account No. 323-0922 17 (Borrower)
Chase Account No. 323-092179 (Hosiery Division of Designers)
Chase Account No. 323-092 144 (Designers)
Chase Account No. 323-092209 (Segue)

Section 2.03. Conversions. The Borrower shall have the right to convert one type of Revolving Credit Loan into another type of Revolving Credit Loan at any time or from time to time; provided that: (a) the Borrower shall give the Agent at least three (3) Banking Days notice of the conversion of a Prime Rate Loan into a Eurodollar Loan and (b) Eurodollar Loans may be prep aid or converted only on the last day of an Interest Period for such Loans. Agent shall promptly notify each Bank of any such conversion.

Section 2.04. Non-Receipt of Funds by Agent. Unless the Agent shall have received notice from a Bank, prior to the date on which such Bank is to provide funds to the Agent for a Revolving Credit Loan to be made by such Bank, that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to the Agent on the date of such Revolving Credit Loan in accordance with Section 2.02 and the Agent, in its sole discretion, may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Bank shall not have made such funds available to the Agent, such Bank agrees to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Prime Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Credit Loan for purposes of this Agreement. If such Bank does not pay such corresponding amount forthwith upon Agent's demand therefor, the Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Agent with the interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Revolving Credit Loan. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Bank hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent, in its sole discretion, may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Prime Rate.

Section 2.05. Interest. The Borrower shall pay interest to the Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Revolving Credit Loans at a rate per annum equal to the Prime Rate for a Prime Rate Loan and at the Eurodollar Rate plus the Applicable Margin for a Eurodollar Loan. Any principal or interest amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on each Prime Rate Loan shall change when the Prime Rate changes. Interest on each Revolving Credit Loan shall not exceed the maximum amount permitted under applicable Law and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

Accrued interest shall be due and payable (1) in the case of a Prime Rate Loan
(a) in arrears on each Monthly Date, commencing with the first such date after such Prime Rate Loan, and (b) upon each payment or prepayment of principal on such Prime Rate Loan and (2) in the case of a Eurodollar Loan, at the end of each Interest Period, but no less than quarterly.

Section 2.06. Notes. All Revolving Credit Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of the Borrower in substantially the form of Exhibit A duly completed, in the principal amount equal to such Bank's Pro Rata Share of the total Revolving Credit Commitment, dated the date such bank becomes a Bank, payable to such Bank and maturing as to principal on the Revolving Credit Termination Date (the "Revolving Credit Notes"). Each Bank is hereby authorized by the Borrower to endorse on the schedule attached to the Revolving Credit Note held by it the amount of each Revolving Credit Loan, and each payment of principal amount received by such Bank on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Credit Note held by such Bank. Each Bank agrees that prior to any assignment of the Revolving Credit Note it will endorse the schedule attached to its Revolving Credit Note.

Section 2.07. Optional and Mandatory Prepayments. The Borrower may prepay a Prime Rate Loan, in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that each partial prepayment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000.00) ("Optional Prepayment"). Eurodollar Loans may only be prepaid at end of any Interest Period.

During the term of this Agreement, Borrower shall make a mandatory prepayment of all outstanding Revolving Credit Loans and loans or other direct Obligations (excluding Letter of Credit reimbursement obligations) of Permitted Short Term Lenders excluding the long term debt in the original amount of $1,000,000.00 secured by the mortgage provided by Merchants National Bank and shall not reborrow any Revolving Credit Loans or loans from Permitted Short Term Lenders for a period of no less than forty-five (45) days.

To the extent that the Outstanding Credit Facilities exceed the then effective Revolving Credit Commitment or the Borrowing Base, the Borrower shall immediately pay to the Agent for the benefit of the Banks a prepayment of the Revolving Credit Loans in an amount equal to the excess of such Outstanding Credit Facilities over the then effective Revolving Credit Commitment or Borrowing Base.

Section 2.08. Method of Payment. The Borrower shall make each payment under this Agreement and under the Notes not later than noon (New York time) on the date when due in Dollars to the Agent at the Agent's Office in immediately available funds. The Agent will promptly thereafter cause to be distributed to each Bank
(1) such Bank's Pro Rata Share of the payments of principal and interest in like funds, and (2) fees or sums payable to such Bank in accordance with the terms of this Agreement, including, but not limited to amounts due in accordance with
Article XIII.

The Borrower hereby authorizes the Agent to charge from time to time against any account it maintains with the Agent or any Bank any such amount so due to the Agent and/or the Banks.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.09. Use of Proceeds. On and after the Closing Date, the proceeds of the Revolving Credit Loans will be used by the Borrower to provide working capital for Borrower and its Consolidated Subsidiaries, and for other general corporate purposes and the Trade Letters of Credit will be used for importation and purchasing of inventory by Borrower and its Consolidated Subsidiaries.

The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.10. Minimum Amounts. Each Prime Rate Loan shall be in an amount at least equal to One Hundred Thousand ($100,000) Dollars and each Eurodollar Loan shall be in an amount at least equal to One Million Two Hundred Thousand ($1,200,000) Dollars.

                         ARTICLE III. LETTERS OF CREDIT

All references to Chase in this Article shall refer to Chase in its capacity as the Letter of Credit Issuing Bank.

Section 3.01. Trade Letters of Credit. Chase agrees, on the terms and conditions hereinafter set forth, to issue trade letters of credit with a maturity date of up to one hundred eighty (180) days from the date of issuance ("Trade Letters of Credit") for the account of the Borrower, during the period from the Effective Date to the Revolving Credit Termination Date provided that at no time will the outstanding Trade Letter of Credit Obligations exceed the lesser of (1) Thirty-Five Million Dollars ($35,000,000) less all Standby Letters of Credit, or
(2) the Revolving Credit Commitment less outstanding Revolving Credit Loans and Standby Letters of Credit (the "Trade Letter of Credit Commitment"); provided further, that Chase will not be required to issue a Trade Letter of Credit with a maturity date of more than 90 days after the Revolving Credit Termination Date, provided however, all of such outstanding Trade Letters of Credit Obligations, and/or Standby Letters of Credit Obligations as of two days prior to the Revolving Credit Termination Date are cash collateralized at one hundred and five (105%) percent of the face value.

Title documents shall be consigned to Chase at Chase's request.

Section 3.02. Reimbursement Obligation. The Borrower will pay Chase, on demand at Chase's Principal Office, in immediately available funds, the amount required to reimburse Chase in respect of Chase's payment of each Instrument. Such reimbursement shall be made with interest at the Default Rate on Revolving Credit Loans from the date of Chase's demand for reimbursement of such Instrument to the date of reimbursement. If the Instrument is in foreign currency, such reimbursement shall be in Dollars at Chase's selling rate for cable transfers to the place of payment of the Instrument current on the date of payment or of Chase's settlement of its obligation, as Chase may require. If, for any cause, on the date of payment or settlement, as the case may be, there is no selling rate or other rate of exchange generally current in New York for effecting such transfers, the Borrower will pay Chase on demand an amount in Dollars equivalent to Chase's actual cost of settlement of its obligation however or whenever Chase shall make such settlement, with interest at the Prime Rate for Revolving Credit Loans from the date of settlement to the date of payment. The Borrower will comply with all governmental exchange regulations now or hereafter applicable to each Letter of Credit or Instrument or payments related thereto and will pay Chase, on demand, in Dollars, such amount as Chase may be or may have been required to expend on account of such regulations. Chase may debit or direct any other Bank to debit any account or accounts maintained by the Borrower with any office of Chase or any other Bank or any of their respective Subsidiaries or Affiliates (now or in the future) and apply the proceeds to the payment of any and all amounts owed by the Borrower to Chase hereunder, and such Bank, Subsidiary or Affiliate shall be authorized to act in accordance herewith and shall treat this authorization as irrevocable.

Section 3.03. Payment of Commissions, Expenses and Interest. The Borrower will pay Chase, on demand, Chase's commission and all charges, costs, and expenses paid or incurred by Chase in connection with any Letter of Credit, and interest where chargeable, including reasonable fees and charges of counsel, or reasonable costs allocated by Chase's internal legal department in connection with the enforcement of this Agreement or any Letter of Credit. Unless otherwise agreed:

     (a) commissions payable hereunder shall be at the rate customarily charged by Chase at the time in like circumstances;

     (b) interest payable under this Article III on amounts not paid when due shall be at the lesser of (A) the maximum rate permissible under applicable Law or (B) The Default Rate; and

     (c) in addition to commissions, fees and amounts otherwise payable with respect to the issuance of the Letter of Credit, the Borrower shall pay to Chase on demand such amounts as Chase in its sole discretion determines are necessary to compensate it for any cost attributable to its issuing or having outstanding such Letter of Credit resulting from the application of any Law or regulation applicable to Chase regarding any reserve, assessment, capital adequacy or similar requirements relating to letters of credit or the reimbursement agreements with respect thereto or to similar liabilities or assets of Chase whether existing at the time of issuance of the Letter of Credit or adopted thereafter including but not limited to fees and amounts payable with respect to amendments to and increases of a Letter of Credit. The Borrower acknowledges that there may be various methods of allocating costs to the Letter of Credit and agrees that Chase's allocation for purposes of determining the costs referred to above shall be conclusive and binding upon the Borrower provided such allocation is made in good faith.

In addition to any and all of Chase's customary issuance fees and other expenses to be paid by the Borrower with respect to a Trade Letter of Credit, the Borrower shall pay to Chase under a Trade Letter of Credit a fee for each draw in the amount of the greater of (a) one-quarter of one percent (25%) of the amount drawn under such Trade Letter of Credit ("Trade Letter of Credit Fee") or
(b) Chase's minimum fee as provided in a letter agreement between Chase and Borrower. All such fees shall be due and payable at the time of drawing.

Section 3.04. Proper Drawing; Chase's Honoring. Chase may accept or pay any Instrument presented to it on or before the expiration date set forth in the related Application. Except insofar as written instructions may be given by an Authorized Person expressly to the contrary, and prior to Chase's issuance of a Letter of Credit:

     (a) Chase may honor the related Instrument(s) in an amount or amounts not exceeding the amount of such Letter of Credit, although shipment(s) in excess of the quantity called for under such Letter of Credit are made, and

     (b) Chase may honor, as complying with the terms of such Letter of Credit and of the Application relating to it, any Instrument or other document otherwise in order signed or issued by a person purporting to be an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such Instruments or other documents.

Section 3.05. Standby Letters of Credit. Chase may open at Borrower's request Standby Letters of Credit in an aggregate amount not to exceed $750,000.00 (the "Standby Letter of Credit Commitment"). No Standby Letter of Credit shall have a stated expiration date later than the Revolving Credit Termination Date, unless collateralized as provided in Section 3.01. For the purpose of calculating the Borrowing Base, Standby Letters of Credit shall be deemed Revolving Loans. In addition to all other fees, commissions and other amounts otherwise payable with respect to issuance of Letters of Credit, Borrower shall pay to Chase an amount equal to the greater of a) 1 1/2% of the face amount of each Standby Letter of Credit payable upon issuance (the "Standby Letter of Credit Fee") or b) Chase's minimum fee, as provided in a letter agreement between Chase and Borrower.

Section 3.06. Amendment, Change. Modification; No Waiver. In the event of any amendment, change or modification relating to a Letter of Credit or any Instruments or documents called for thereunder, including waiver of noncompliance of any such Instruments or documents with the terms of such Letter of Credit, this Agreement shall be binding upon the Borrower with regard to such Letter of Credit as so amended, changed, or modified, and to any act taken by Chase or any of its correspondents relating thereto. No amendment, change, waiver, or modification to which Chase has consented shall be deemed to mean that Chase will consent or has consented to any other or subsequent request to amend, change, modify or waive a term of such Letter of Credit. Chase shall not be deemed to have waived any of its rights hereunder, unless Chase or its authorized agent shall have signed such waiver in writing. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver.

Section 3.07. U.C.P.; Agreements and Acknowledgments; Indemnification. The Uniform Customs and Practice shall be binding on the Borrower and Chase, except to the extent it is otherwise expressly agreed. It is also agreed that:

     (a) user(s) of a Letter of Credit shall not be deemed agents of Chase;

     (b) none of Chase, its Affiliates, Subsidiaries, or its correspondents shall be responsible for

          (i) failure of any Instrument to bear any reference to the related Letter of Credit or inadequate reference in any Instrument to such Letter of Credit, or failure of any document (other than documents expressly required to be presented under such Letter of Credit) to accompany any Instrument at negotiation, or failure of any person to note the amount of any Instrument on the reverse of a Letter of Credit, or to surrender or take up a Letter of Credit or to forward documents apart from Instruments as required by the terms of such Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by Chase; or

          (ii) errors, omissions, interruptions or delays in transmission, or delivery of any message, by mail, telex, cable, telegraph, wireless or other teletransmission or by oral instructions, whether or not they may be in cipher;

     (c) Chase shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in business of any of its correspondents;

     (d) the Borrower will promptly examine:

          (i) any copy of a Letter of Credit (and of any amendments the thereof) sent to it by Chase; and

          (ii) all Instruments and documents delivered to it from time to time, and, in the event of any claim of non compliance with Borrowers s instructions or other irregularity, the Borrower will immediately notify Chase thereof in writing, the Borrower being conclusively deemed to have waived any such claim against Chase and its correspondents unless such notice is given as aforesaid;

     (e) any action, inaction or omission on the part of Chase or any of its correspondents, under or in connection with a Letter of Credit or the related Instruments, documents or property, if in good faith, shall be binding upon the Borrower and shall not place Chase or any of its correspondents under any liability to the Borrower; and

     (f) in the event that Chase shall preassign a letter of credit number or numbers to the Borrower, the Borrower shall keep such number(s) confidential and shall not disclose any such number to any Person until the Letter of Credit to which such number relates has been approved by Chase.

The Borrower agrees to hold Chase, each Affiliate and Subsidiary of Chase, each Bank, each Affiliate and Subsidiary of each Bank, each of their officers, directors, employees and correspondents indemnified and harmless against any and all claims, loss, liability or damage, including reasonable counsel fees, howsoever arising from or in connection with any Letter of Credit or any Application, including, without limitation, any such claim, loss, liability or damage arising out of any transfer, sale, delivery, surrender or endorsement of any document at any time(s) held by Chase or any of its Affiliates or Subsidiaries, or held for the account of any one of them by any correspondent of any of them, or arising out of any action for injunctive or other judicial or administrative relief arising out of or in connection with any Letter of Credit and affecting, directly or indirectly, Chase, or each Affiliate or Subsidiary of Chase.

Section 3.08. Licenses; Insurance; Regulations. The Borrower will procure promptly any necessary import, export or other licenses for the import, export or shipping of the property shipped under or pursuant to or in connection with each Letter of Credit, and will comply with all foreign and domestic governmental regulations in regard to the shipment of such property or the financing thereof, and will furnish such certificates in that respect as Chase may at any time(s) require, and will keep such property adequately covered by insurance in amounts, against risks and with companies satisfactory to Chase, and will assign the policies or certificates of insurance to Chase, or will make the loss or adjustment, if any, payable to Chase, at Chase's option, and will furnish Chase, on its demand, with evidence of acceptance by the insurers of such assignment. Should the insurance upon such property for any reason be unsatisfactory to Chase, Chase may, at the Borrower's expense, obtain insurance satisfactory to Chase.

Each Application for a Trade Letter of Credit hereunder shall constitute the warranty and certification made by Borrower that no shipment or payment to be made in connection with such Trade Letter of Credit violates or will violate any Law or any United States export, currency control, or other regulations.

Section 3.09 Airway and Steamship Guaranties. Chase may, in its discretion, issue a letter of indemnity or such other document requested by the party in possession of merchandise to enable Borrower to take possession of such merchandise forthwith without production of the shipping documents (an "Airway Guaranty" or "Steamship Guaranty" as the case may be). Such Airway Guaranty or Steamship Guaranty shall be deemed a part of the Letters of Credit Obligations

Section 3.10. Additional Security. If a temporary restraining order or an injunction (preliminary or permanent) or any similar order is issued in connection with any Letter of Credit or any Instrument or documents relating thereto, which order, injunction, or similar order may apply, directly or indirectly, to Chase, the Borrower shall, on demand, deliver, convey, transfer, or assign to the Agent additional security of a value and character satisfactory to Chase, or make such payment as Chase may require.

Section 3.11. Continuing Rights and Obligations. Chase's rights hereunder shall continue unimpaired, and the Borrower shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any property which may be held as Collateral at any time(s), or of any rights or interest therein. No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Chase shall impair Chase's rights or powers hereunder.

Section 3.12. Instructions; No Liability. Instructions may be honored by Chase when received from an Authorized Person. The Borrower may furnish Chase with written confirmation of any such Instruction, but Chase's responsibility with respect to any Instruction shall not be affected by its failure to receive or the content of such confirmation. Chase shall have no responsibility to notify the Borrower of any discrepancies between the Borrower's instructions and its written confirmation, and in the event of any such discrepancy, the original Instruction shall govern. Chase shall be fully protected in, and shall incur no liability to the Borrower for, acting upon any Instructions or any oral, written, telephone, teleprocess, electronic, or other amendments thereto which Chase in good faith believes to have been given by any Authorized Person, and in no event shall Chase be liable for special, consequential, or punitive damages. Chase may, at its option, use any means of verifying any Instruction received by it. Chase also may, at its option, refuse to act upon any instruction or other communication or any part, thereof; without incurring any responsibility for any loss, liability or expense arising out of such refusal. All such authorizations and instructions shall continue in full force and effect unless Chase may elect to act upon additional instructions delivered to it by the Borrower prior to the issuance of a Letter of Credit in reliance upon the original Instructions.

Section 3.13. Steamship Guaranty. Any Steamship Guaranty which the Issuing Bank may issue from time to time at its sole discretion will be deemed Trade Letter of Credit Obligations.

                            ARTICLE IV. PARTICIPATION

Section 4.01. Participating Banks' Pro Rata Shares. Subject to the terms and conditions hereinafter set forth in this Article IV, Chase hereby agrees to sell and each Participating Bank hereby agrees to purchase a risk participation ("Participation") from Chase in each Letter of Credit to the extent of the percentage set forth below opposite such Bank's name (as such percentage may be reduced or otherwise modified from time to time in accordance with the terms of this Article IV):

            NationsBank            33%
            Republic               22%

Section 4.02. Sale and Purchase of Participation. Each Participating Bank hereby irrevocably and unconditionally agrees to purchase, and Chase hereby agrees to sell and transfer to each Participating Bank, an undivided fractional interest equal to such Participating Bank's Pro Rata Share in each Letter of Credit upon issuance thereof and each draw thereunder upon such drawing and the obligations of the Borrower in respect of each such Letter of Credit under this Agreement and the Letter of Credit (including all related payments and recoveries to which such Participating Bank is entitled pursuant to Section 4.05 hereof).

Section 4.03. Participation in Fees and Collateral; Relationship.

Chase shall pay each Participating Bank its Pro Rata Share of each Trade Letter of Credit Fee and Standby Letter of Credit Fee. This fee shall be due and payable promptly, after such Fee is paid to Chase in arrears on each Quarterly Date.

The relationship between Chase (in its capacity as seller) of Participation pursuant to this Article IV) and each Participating Bank (in its capacity as purchaser of a Participation pursuant to this Article IV) is and shall be that of a purchaser and seller of a property interest and not a creditor-debtor relationship or joint venture. Chase (in its capacity as seller of a Participation pursuant to this Article IV) shall owe each Participating Bank (in its capacity as purchaser of Participation pursuant to this Article IV) no duty except as specifically set forth in this Article IV.

Section 4.04. Procedures. Whenever a draw shall be made under a Letter of Credit and the Borrower shall fail to reimburse Chase therefor in accordance with this Agreement, Chase will promptly notify each Participating Bank regarding such draw as follows: (1) the date of such draw, and (2) the amount of such draw or payment. Although Chase shall be responsible for paying each such draw on each Letter of Credit, each Participating Bank shall bear its Pro Rata Share of the credit risk associated with each such draw. Accordingly, in the event that the amount of any such draw is not paid in full by or on behalf of the Borrower when required in accordance with the terms of this Agreement, for any reason, Chase shall give prompt notice by telephone (promptly confirmed in writing) or telex to each Participating Bank of such event. Upon receipt of such telephone or telex notice, each Participating Bank shall cause to be transmitted to Chase, to an account to be specified by Chase, an amount in immediately available funds equivalent to its Pro Rata Share of such draw or payment in such manner to ensure that such funds are received by Chase, and available to Chase by 3:00 P.M., New York City time, on the date demand therefor was made by Chase (if demand was made by 11:00 A.M., New York City time) or by 10:00 A.M., New York City time, on the Banking Day following the date demand therefore was made (if demand was made after 11:00 A.M., New York City time) and any such payment by each Participating Bank shall be deemed a Revolving Loan.

Chase shall advise each Participating Bank quarterly of its Pro Rata Share of the Letter of Credit Obligations. In addition, Chase shall supply any notices of reasonable requests in the ordinary course of business.

Section 4.05. Collections and Remittances. Whenever Chase receives any payment, interest reimbursement, collection, recovery, setoff, counterclaim or banker's lien on account of a Letter of Credit whether from the Borrower, the Collateral, or otherwise, it shall allocate such receipt as follows:

     (1) First, to the payment of taxes, assessments, insurance premiums, legal fees, or for similar purposes as required by the Letter of Credit, as the case may be, or any other Loan Document, and, if previously paid by Chase, such sums shall be retained by Chase; and

     (2) In the event the Borrower fails to reimburse Chase for any draw under a Letter of Credit, as the case may be, when due and Chase receives a payment of or on account of such defaulted amount as to which a Participating Bank has paid Chase the amount of its Pro Rata Share pursuant to Section 4.04, that portion of the amount received shall be allocated between each such Participating Bank and Chase pro rata, with each such Participating Bank's percentage of the principal amount based on its Pro Rata Share and with each such Participating Bank's portion of the interest and fees on its Pro Rata Share based upon the amounts set forth above.

If any payment received by Chase and distributed or credited to a Participating Bank is later rescinded or is otherwise returned by Chase for whatever reason (including, without limitation, settlement of an alleged claim), each such Participating Bank, upon demand by Chase, shall immediately pay to Chase, such Participating Bank's Pro Rata Share of the amount so returned with interest at the Federal Funds Rate from and after the date of demand. The covenants contained in this paragraph shall survive the termination of this Agreement.

Section 4.06. Sharing of Setoffs and Collections. Each Participating Bank agrees that to the extent any payment is received by it on any of the Borrower's obligations under a Letter of Credit, whether by counterclaim, setoff, banker's lien, by realizing on collateral or otherwise and such payment results in such Participating Bank receiving a greater payment than it would have been entitled to under Section 4.05 had the total amount of such payment been paid directly to Chase for disbursement according to that Section, then such Participating Bank shall immediately purchase for cash from Chase an additional Participation and a participation from the other Participating Banks in such Letter of Credit (subject to the same terms and conditions provided for herein), sufficient in amount so that such payment shall effectively be shared pro rata with Chase and the other Participating Banks in accordance with the amount, and to the extent, of their respective interests in the Letter of Credit; provided, however, that if all or any portion of such payment is thereafter recovered from such Participating Bank at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery upon demand by such Participating Bank with interest at the Federal Funds Rate from and after the date of demand.

Section 4.07. Indemnification; Costs and Expense. To the extent not reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so, each Participating Bank agrees to reimburse Chase for, indemnify Chase against, and hold Chase harmless from, on demand, to the extent of each such Participating Bank's Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever (including, without limitation, disbursements necessary, in the judgment of Chase, to preserve or protect the Collateral), that may at any time be imposed on, incurred by, or asserted against Chase in any way relating to this Agreement, a Letter of Credit, the Collateral or any other Revolving Credit Loan Document or other instrument relating to any of the foregoing, or the transactions contemplated thereby and hereby, or any action taken or omitted by Chase under or in connection with any of the foregoing; provided, however, that no Participating Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Chase's gross negligence or willful misconduct. The covenants contained in this Section 4.07 shall survive the termination of this Agreement.

Section 4.08. Administration; Standard of Care. Chase will administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances. Except as expressly set forth in the third paragraph of this
Section 4.08, Chase shall be entitled to use its discretion in taking or refraining from taking any actions in connection with any of the foregoing as if it were the sole party involved in any of the foregoing and no Participation existed.

Each Participating Bank acknowledges that its Participation hereunder is without recourse to Chase and that each such Participating Bank expressly assumes all risk of loss in connection with its Participation in the Letters of Credit as if such Participating Bank had directly provided such Letters of Credit. Chase shall have no liability express or implied, for any action taken or omitted to be taken by Chase or for any failure or delay in exercising any right or power possessed by Chase under any of the Loan Documents except for actual losses, if any, suffered by any Participating Bank that are proximately caused either by Chase's gross negligence or by Chase's willful misconduct. Without limiting the foregoing, Chase (1) may consult with legal counsel, independent public accountants, appraisers, and other experts, selected by Chase, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (2) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, telecopy, TWX, or other telecommunication device) believed by Chase to be genuine and correct and to have been signed, sent, or made by the proper person, (3) makes no warranty or representation of any kind or character relating to the Borrower or the Collateral, and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents, (4) makes no warranty or representation as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents, for any failure by the Borrower or any Person to perform its obligations thereunder, for the Borrower's use of the proceeds therefrom, or for the preservation of the Collateral or the loss, depreciation, or release thereof, (5) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by Chase or any Participating Bank in connection with, or otherwise referred to in, any of the Loan Documents, and (6) shall not be required to make any inquiry concerning the observance or performance of any agreement contained in, or conditions of, any of the Loan Documents, or to inspect the property, books, or records of the Borrower or any Person.

Notwithstanding the provisions of the first paragraph of this Section 4.08, Chase agrees that it will not take any of the following actions without the written consent of each Participating Bank: (1) waive any default by the Borrower involving the payment of money to Chase pursuant to any of the Loan Documents; (2) extend the maturity date of any Letter of Credit beyond ninety
(90) days after the Revolving Credit Termination Date; (3) increase the amount of the Trade Letter of Credit Commitment or the Standby Letter of Credit Commitment; (4) reduce the fees charged on the Letters of Credit below the amount required to be paid to Chase or to the Participating Banks pursuant to the terms of this Article IV; or (5) release any Collateral, except as otherwise contemplated in any Loan Documents. Chase shall be fully justified in failing or refusing to take any action under any of the Loan Documents unless it shall first receive such advice or concurrence of the Participating Banks.

Chase and the Participating Banks may lend money to, accept deposits from, and generally engage in any kind of business with the Borrower as freely as though no Participation had been granted to a Participating Bank.

Section 4.09. Independent Investigation by the Participating Banks. Each Participating Bank acknowledges (1) that Chase has provided such Participating Bank with copies of all of the Loan Documents and the Borrower has provided, or granted such Participating Bank access to certain financial data and other information pertaining to the Borrower and the Guarantor that such Participating Bank has requested in order to enable it to make an independent, informed judgment with respect to the desirability of purchasing Participation in the Letters of Credit, (2) that Chase has not made any representations or warranties to such Participating Bank and that no prior or future act by Chase, including, without limitation, any review of the affairs of the Borrower, shall be deemed to constitute a representation or warranty of Chase, and (3) that such Participating Bank has independently, without reliance upon Chase, and based on such information as such Participating Bank has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial condition, and general credit worthiness of the Borrower, made its own analysis of the value and Lien status of any Collateral, and made its own decision to execute this Agreement and thereby purchase Participation in accordance with this Article IV in the Letters of Credit. Each Participating Bank agrees that, independently and without reliance upon Chase or any representations or statements of Chase, and based on such information as such Participating Bank deems appropriate at the time, it will continue to make and rely, upon its own credit analysis and decisions in taking or not taking any action under this Article IV or any of the Loan Documents.

Section 4.10. Participating Banks' Ownership of Interests in the Participation; Repurchases by Chase.

Each Participating Bank hereby represents and warrants to Chase that the purchase of its Participation in the Letters of Credit (1) is a legal investment pursuant to the Law under which such Participating Bank is organized and operates, (2) has been duly authorized and approved by all necessary action of the management of such Participating Bank, and (3) is made for such Participating Bank's own account for the purpose of investment only and with no present intention of disposing of the same.

Upon the occurrence of an Event of Default and failure to consent to a change in this Agreement where such Participating Bank's consent is required pursuant to them as of this Article IV, Chase, or any party designated by it, shall have the right (but not the obligation) to repurchase such Participating Bank's Participation in any Letter of Credit for a purchase price equal to any unpaid amount due the Participating Bank with respect to such Participation. Upon demand and payment therefor, such Participating Bank shall promptly transfer to Chase its Participation in any such Letter of Credit by executing and delivering to Chase an instrument of transfer in form and substance satisfactory to Chase and such Participating Bank; provided, however, that failure by such Participating Bank to do so shall not affect Chase's repurchase of such Participating Bank's Participation in any such Letter of Credit, which repurchase shall be effective upon payment therefor by Chase to such Participating Bank. At any time before each payment, Chase may withdraw and terminate its offer to repurchase such Participating Bank's Participation in any such Letter of Credit prior to the payment of such price.

                               ARTICLE V. GUARANTY

Section 5.01. Guaranty. Each Guarantor hereby jointly and severally irrevocably, absolutely and unconditionally guarantees to each Bank Party and their successors, endorsees, transferees and assigns the prompt and complete payment by Borrower, as and when due and payable (whether at stated maturity or by required prepayment, acceleration, demand or otherwise), of all indebtedness, obligations and liabilities of the Borrower to each Bank Party now existing or hereafter incurred under or arising out of or in connection with the Notes, the Letters of Credit, this Agreement and the other Loan Documents whether for principal, interest, reimbursement obligations, fees, expenses, or otherwise and all other obligations of the Borrower to each Bank Party (all such indebtedness, obligations and liabilities being herein called the "Obligations"); and agrees to pay on demand any and all expenses, (including counsel fees and expenses) which may be paid or incurred by any Bank Party in collecting any or all of the Obligations and/or enforcing any rights under any of the Loan Documents or under the Obligations (the "Guaranty"). The Guaranty of each Guarantor of the payment of the Obligations is such Guarantor's "Guaranty Obligation".

Section 5.02. Guarantor's Guaranty Obligations Unconditional. Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any such terms or, the rights of any Bank Party with respect thereto. The obligations and liabilities of each Guarantor under this Guaranty shall be to the extent permitted by applicable law absolute and unconditional irrespective of: (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of, or non-perfection of any Lien on or in, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense (other than indefeasible payment in full) available to, or a discharge of, the Borrower or any other guarantor in respect of the Obligations of any Guarantor in respect of this Guaranty.

This Guaranty is a continuing guaranty and shall remain in full force and effect until: (1) the payment in full of all the Obligations and (2) the payment of the other expenses to be paid by the Guarantors pursuant hereto. This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Bank Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

The obligations and liabilities of each Guarantor under this Guaranty shall not be conditioned or contingent upon the pursuit by the Agent or any Bank or any other Person at any time of any right or remedy against the Borrower or any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or security or guarantee therefor or right of setoff with respect thereto.

Each Guarantor hereby consents that, without the necessity of any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Bank Party may be rescinded by such Bank Party and any of the Obligations continued after such rescission.

Section 5.03. Waivers. To the extent permitted by applicable law, each Guarantor hereby waives: (1) promptness and diligence; (2) notice of or proof of reliance by any Bank Party upon this Guaranty or acceptance of this Guaranty; (3) notice of the incurrence of any Obligation by the Borrower or the renewal, extension or accrual of any Obligation; (4) notice of any actions taken by any Bank Party or the Borrower or any other party under any Loan Document, or any other agreement or instrument relating to the Obligations; (5) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of any Guarantor hereunder, the omission of or delay or which, but for the provisions of this Section 5.03, might constitute grounds for relieving any Guarantor of its obligations hereunder; and (6) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or any Collateral.

Section 5.04. Subrogation. Each Guarantor agrees that it hereby defers any rights which it may acquire by way of subrogation under this Guaranty, whether acquired by any payment made hereunder, by any setoff or application of funds of such Guarantor by any Bank Party or otherwise until the Obligations have been paid in full.

Section 5.05. Limitation of Liability. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under
Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

                        ARTICLE VI. CONDITIONS PRECEDENT

Section 6.01. Conditions Precedent to Initial Use of a Credit Facility on and after the Closing Date. The obligations of the Banks on or after the Closing Date to make a Revolving Credit Loan and the obligation of Chase to issue the initial Letter of Credit is subject to the condition precedent that the Banks shall have received on or before the Closing Date each of the following documents, in form and substance satisfactory to the Banks and their counsel, and each of the following requirements shall have been fulfilled:

     (a) Evidence of Due Organization and all Corporate Actions by the Borrower and each Guarantor. A certificate of the Secretary or Assistant Secretary of the Borrower and each Guarantor, dated the Closing Date, attesting to the certificate of incorporation and by-laws of the Borrower and each Guarantor and all amendments thereto and to all corporate actions taken by the Borrower and each Guarantor, including resolutions of its board of directors, authorizing the execution, delivery and performance of the Loan Documents, and each other document to be delivered pursuant to the Loan Documents;

     (b) Incumbency and Signature Certificates of the Borrower and each Guarantor. A certificate of the Secretary or Assistant Secretary of the Borrower and each Corporate Guarantor, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower and each Guarantor authorized to sign the Loan Documents to which it is a party, and the other documents to be delivered pursuant to the Loan Documents;

     (c) Good Standing Certificates of the Borrower and each Guarantor. A Certificate, dated reasonably near the Closing Date, from the Secretary of State (or other appropriate official) of the jurisdiction of incorporation of the Borrower and each Guarantor certifying as to the due incorporation and good standing of the Borrower or such Guarantor and certificates, dated reasonably near the Closing Date, from the Secretary of State (or other appropriate official) of each other jurisdiction where the Borrower and each Guarantor is required to be qualified to conduct business, certifying that the Borrower or such Guarantor is duly qualified to do such business and is in good standing in each such state;

     (d) Notes. The Revolving Credit Notes;

     (e) Borrower Security Agreement. The Borrower Security Agreement duly executed by Borrower together with (a) duly executed financing statements (UCC-l) previously filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Agent or any Bank, desirable to perfect the security interest created by such Security Agreement; and (b) Uniform Commercial Code searches identifying all of the financing statements on file with respect to Borrower in all jurisdictions referred to under (a), including the financing statements filed by the Agent against such party indicating that no party other than the Agent claims an interest in any of the Collateral except with respect to Permitted Liens;

     (f) The Guarantor Security Agreements. The Guarantor Security Agreements duly executed by the Guarantors (other than HIL) together with (a) duly executed financing statements (UCC-l) previously filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Agent or any Bank, desirable to perfect the security interest created by such Security Agreement; and (b) Uniform Commercial Code searches identifying all of the financing statements on file with respect to the Subsidiaries in all jurisdictions referred to under (a), including the financing statements filed by the Agent against such party indicating that no party other than the Agent claims an interest in any of the Collateral except with respect to Permitted Liens;

     (g) Termination or Assignment of UCC Financing Statements terminating or assigning Liens other than Permitted Liens;

     (h) Borrower Pledge Agreement. The Borrower Pledge Agreement duly executed by Borrower, together with the certificates representing the shares pledged pursuant to the Borrower Pledge Agreement and undated stock powers executed in blank for each such certificate;

     (i) Hampshire Pledge Agreement. The Hampshire Pledge Agreement duly executed by Hampshire, together with the certificates representing the shares pledged pursuant to the Hampshire Pledge Agreement and undated stock powers executed in blank for such certificates.

     (j) Intercreditor Agreement: The Intercreditor Agreement duly executed by each of the Insurance Companies and the Banks;

     (k) Opinions of Counsel for Borrower. A favorable opinion of Willkie Farr & Gallagher, counsel for the Borrower and each Guarantor, addressed to all Banks, dated the Closing Date;

     (l) Insurance Coverage. A certificate from Borrower's and Guarantors' insurance carriers evidencing the coverage required by Section 8.05 (which certificates shall show that the Agent or the Insurance Companies is an additional insured and loss payee);

     (m) Payment of Fees. Payment in full to the Agent of all fees required to be paid to the Agent pursuant to the terms of the Fee Letter; and payment in full of all other fees required to be paid in accordance with the Loan Documents;

     (n) Officer's Certificate. The following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the Closing Date stating that:

          (i) The representations and warranties contained in this Agreement and in each of the other Loan Documents are correct on and as of Closing Date as though made on and as of such date; and

          (ii) No Default or Event of Default has occurred and is continuing, and

          (iii) Borrower has evaluated the impact of the year "2000" computer problem on its business and has determined that such will not have a material adverse change.

     (o) Assignment of HIL Note. An assignment by Borrower of the HIL Note in form acceptable to the Banks.

     (p) Additional Documentation. Such other approvals, opinions or documents as the Agent or any Bank may reasonably request.

Section 6.02. Conditions Precedent to All Credit Facilities. The obligations of the Banks or Chase, as the case may be, to provide each Credit Facility, shall be subject to the further conditions precedent that on the date of providing such Credit Facility:

     (1) The following statements shall be true:

          (a) (i) the representations and warranties with a materiality provision contained in this Agreement and in each of the other Loan Documents are correct on and as of the date of providing such Credit Facility as though made on and as of such date and (ii) all the representations and warranties with no materiality provision contained in this Agreement and in each of the other Loan Documents are correct in all material respects on and as of the date of providing such Credit Facility as though made on and as of such date; and

          (b) no Default or Event of Default has occurred and is continuing, or could result from providing such Credit Facility;

     (2) The Agent shall have received such other approvals, opinions or documents as the Agent or any Bank may reasonably request.

Section 6.03. Deemed Representation. Each request under a Credit Facility and acceptance by the Borrower of any proceeds of such Revolving Credit Loan or the issuance of any Letter of Credit, as the case may be, shall constitute (1) for representations and warranties with a materiality provision, a representation and warranty that the statements contained in Section 6.02(1) are true and correct both on the date of such notice and as of the date of the providing of such Revolving Credit Loan or issuance of such Letter of Credit, as the case may be, and (2) for representations and warranties with no materiality provision, a representation and warranty that the statements contained in Section 6.02(1) are true and correct in all material respects both on the date of such notice and as of the date of the providing of such Revolving Credit Loan or issuance of such Letter of Credit, as the case may be.

                   ARTICLE VII. REPRESENTATIONS AND WARRANTIES

The Borrower and each Guarantor hereby represents and warrants that:

Section 7.01. Incorporation. Good Standing and Due Qualification. The Borrower and each Guarantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except to the extent that its failure to be so qualified could not result in a Material Adverse Change.

Section 7.02. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (1) require any consent or approval of its stockholders which has not been obtained; (2) contravene its certificate of incorporation or by-laws; (3) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Documents), registration, consent or approval under any Law (including, without limitation, Regulations T, U and X of the Board of Governors), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower or any Guarantor; (4) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien (other than as created under the Security Documents), upon or with respect to any of the properties now owned or hereafter acquired by the Borrower or any Guarantor; or (6) cause such corporation to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

Section 7.03. Legally Enforceable Agreements. Each Loan Document to which the Borrower and each Guarantor is a party is a legal, valid and binding obligation of the Borrower and each Guarantor, enforceable against the Borrower and each Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

Section 7.04. Litigation. As of the Closing Date, there are no actions, suits or proceedings (private or governmental) pending or, to the knowledge of the Borrower or any Consolidated Subsidiary, threatened, against or affecting the Borrower or any Consolidated Subsidiary before any Governmental Authority or arbitrator, except as set forth in Schedule 7.04.

Section 7.05. Financial Statements. The combined balance sheets of the Borrower and its Subsidiaries as of December 31, 1997, the related combined statements of income and retained earnings, and combined statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Year, then ended, and the accompanying footnotes, together, with the opinion thereon, dated February 27, 1998, of Price Waterhouse LLC, independent certified public accountants, copies of which have been furnished to the Banks, fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied.

As of the Closing Date, there has been no Material Adverse Change since December 31, 1997.

As of the Closing Date, there are no liabilities of the Borrower or any of the Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements referred to above or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1997. No information, exhibit, or report furnished by the Borrower or any Consolidated Subsidiaries to the Agent or any Bank in connection with the negotiation of this Agreement and the other Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 7.06. Ownership and Liens. The Borrower and each Consolidated Subsidiary have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 7.05 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Consolidated Subsidiary and none of their leasehold interests are subject to any Lien, except as may be permitted under this Agreement.

Section 7.07. Taxes. The Borrower and each Consolidated Subsidiary have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties, except to the extent they are the subject of a Good Faith Contest.

Section 7.08. ERISA. Each Plan is administered in compliance in all material respects with all applicable provisions of ERISA and the Code except where such failure would not reasonably be expected to result in a Material Adverse Change. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Guarantor nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multiemployer Plan; and no Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating; the Borrower, each Guarantor and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans subject to Title IV of ERISA and there are no unfunded vested liabilities except as set forth in Schedule 7.08; and neither the Borrower nor any Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA; and neither the Borrower, any Guarantor, nor any ERISA Affiliate has liability for retiree medical, life insurance or other death benefits (contingent or otherwise) other than as a result of a continuation of medical coverage required under Section 4980B of the Code or as required pursuant to an employment agreement.

Section 7.09. Ownership of Guarantors; Investments. As of the Closing Date, all of the outstanding capital stock or other interest of each Guarantor (other than the Exempt Preferred Stock) is set forth on Schedule 7.09 and has been validly issued, is fully paid and nonassessable and, is owned free and clear of all Liens. As of the Closing Date, Schedule 7.09 lists all capital stock and other equity securities or other debt or equity investments owned or held by the Borrower or any Consolidated Subsidiary.

Section 7.10. Operation of Business. The Borrower and each Consolidated Subsidiary possess all licenses, permits, franchises, and trade names, or rights thereto, to conduct their business substantially as now conducted and as presently proposed to be conducted, and the Borrower and each Consolidated Subsidiary are not in violation of any valid rights of others with respect to any of the foregoing.

Section 7.11. No Default on Outstanding Judgments or Orders. The Borrower and each Consolidated Subsidiary have satisfied all judgments and the Borrower and each Consolidated Subsidiary are not in default with respect to any judgment, writ, injunction, or decree of any court, arbitrator or any rule or regulation of any federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 7.12. No Defaults on Other Agreements. Neither the Borrower nor any Consolidated Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which is likely to result in a Material Adverse Change. Neither the Borrower nor any Consolidated Subsidiary is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill is likely to result in a Material Adverse Change. Neither the Borrower nor any Consolidated Subsidiary is a party to any agreement which restricts or prohibits any Consolidated Subsidiary from declaring and/or paying dividends to the Borrower other than as specified in Schedule 7.12.

Section 7.13. Labor Disputes and Acts of God. Neither the business nor the properties of the Borrower or any Consolidated Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), except as specified in Schedule 7.13.

Section 7.14. Governmental Regulation. Neither the Borrower nor any Consolidated Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Section 7.15. Partnerships. Neither the Borrower nor any Consolidated Subsidiary is a partner in any partnership.

Section 7.16. Environmental Protection. The Borrower and each Consolidated Subsidiary have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization is not likely to result in a Material Adverse Change. The Borrower and each Consolidated Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other applicable limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved by a Governmental Authority thereunder, except to the extent failure to comply is not likely to result in a Material Adverse Change.

The Collateral contains no Hazardous Materials that, under any Environmental Law then in effect, (1) would impose liability on the Borrower or any Consolidated Subsidiary that could result in a Material Adverse Change or (2) could result in the imposition of a Lien on the Collateral or any portion thereof or any other assets of the Borrower or any Consolidated Subsidiary, in each case if not properly handled in accordance with applicable Law.

Section 7.17. Solvency. The Borrower and each Guarantor is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents, and any other documents, instruments or agreements relating thereto, will be Solvent.

Section 7.18. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (i) the Borrower's computer systems and (ii) equipment containing embedded microchips (including systems and equipment supplied by others or with which Borrower's systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by June 1, 1999. The cost to the Borrower of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to the Borrower (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Material Adverse Change. Except as such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit the Borrower to conduct its business without Material Adverse Change.

                       ARTICLE VIII. AFFIRMATIVE COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit Obligation shall remain outstanding or any Bank or Chase shall have a Commitment hereunder, or any other amount is owing by the Borrower to any Bank Party hereunder or under any other Loan Document, the Borrower and each Guarantor, except HIL, shall:

Section 8.01. Maintenance of Existence. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify' and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except to the extent that its failure to so qualify could not result in a Material Adverse Change.

Section 8.02. Conduct of Business. Continue to operate its business in a manner consistent with the conduct of it on and prior to the Closing Date.

Section 8.03. Maintenance of Properties. Maintain, keep and preserve all of its properties, (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 8.04. Maintenance of Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions.

Section 8.05. Maintenance of Insurance. Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated and such other insurance as reasonably required by the Banks.

Section 8.06. Compliance with Laws. Comply in all respects with all applicable Laws, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except (1) in the case of the failure to pay taxes, such taxes are the subject of a Good Faith Contest, and (2) to the extent that its failure to so comply is not likely to result in a Material Adverse Change.

Section 8.07. Right of Inspection. Except upon the occurrence of an Event of Default and during the continuance thereof, upon prior notice, at any time during normal business hours, permit the Agent or any Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Consolidated Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Consolidated Subsidiary with any of their respective officers and directors and independent accountants; permit the Agent or any agent or representative thereof, to examine and audit the inventory and receivables of the Borrower and each Consolidated Subsidiary, such costs to be borne by the Banks.

Section 8.08. Reporting Requirements. Furnish directly to each of the Banks: (1) Borrower's quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year of the Borrower, the consolidated and consolidating balance sheets of the Borrower, and (a) its Consolidated Subsidiaries, and (b) all of its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income, statements of stockholders' equity and cash flow statements of the Borrower and (a) its Consolidated Subsidiaries and (b) all of its Subsidiaries both for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and stating in comparative form corresponding unaudited consolidated figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments);

     (2) Borrower's Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, the consolidated and consolidating statements of income, statements of changes in stockholders' equity and cash flow statements of the Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the Fiscal Year and all prepared in accordance with GAAP consistently applied, which consolidated balance sheets and consolidated statements of income, statements of changes in stockholders' equity and cash flow statements of the Borrower and its Subsidiaries, shall be audited by such independent certified public accountants selected by the Borrower and acceptable to the Banks and with such consolidating financial statements also being consolidated to the Borrower and the Consolidated Subsidiaries and including balance sheets and consolidating statements of income, statements of changes and stockholders' equity and cash flow statements prepared in accordance with GAAP consistently applied and certified by the Chief Financial Officer of the Borrower;

     (3) Borrowing Base Certificate. Within twenty-one (21) days after the end of each month, a Borrowing Base Certificate, in form and substance satisfactory to the Agent showing compliance with the Borrowing Base and showing outstanding indebtedness listed in Section 9.0 1(a), (b), (c) and
     (d);

     (4) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower and any Consolidated Subsidiary by independent certified public accountants in connection with the examination of the financial statements of such Borrower and Consolidated Subsidiary made by such accountants;

     (5) Certificate of No Default. Within forty-five (45) days after the end of each quarter of each Fiscal Year of the Borrower, a certificate of the chief financial officer of the Borrower (a) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (b) with computations demonstrating compliance with the covenants contained in Article X, as of the end of that fiscal period.

     (6) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any Consolidated Subsidiary which, if determined adversely to the Borrower or any Consolidated Subsidiary, could result in a Material Adverse Change;

     (7) Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

     (8) ERISA Reports. As soon as possible and in any event within twenty (20) days after the Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan or that the Borrower, or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, the Borrower will deliver to each of the Banks a certificate of the chief financial officer of the Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action the Borrower proposes to take with respect thereto;

     (9) Annual Business Plan. As soon as possible and in any event no later than March 31 in any year, a copy of an annual consolidated business plan in form and substance acceptable to the Banks with respect to the following Fiscal Year (consisting of consolidated balance sheets of the Borrower and its Subsidiaries, and consolidated statements of earnings and cash flow statements of the Borrower and its Subsidiaries, prepared on a quarterly basis for such year) for the Borrower and its Subsidiaries approved by the Borrower's Board of Directors, together with the assumptions and projections on which the business plan is based. Any material changes made to the plan during the year will be provided by the Borrower as soon as possible.

     (10) Insurance. Upon the occurrence of any casualty, damage or loss, whether or not giving rise to a claim under any insurance policy, in an amount greater than Five Hundred Thousand ($500,000) Dollars, notice thereof, together with copies of any document relating thereto (including copies of any such claim) in possession or control of the Borrower and any Consolidated Subsidiary or any agent of the Borrower and any Consolidated Subsidiary; and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by the Borrower and any Consolidated Subsidiary pursuant to Section 6.05 hereof.

     (11) Material Adverse Change. As soon as possible and in any event within five (5) days after the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof.

     (12) Environmental Notices. As soon as possible and in any event within ten
     (10) days after receipt by any corporate executive officer, copies of all Environmental Notices received by the Borrower or any Consolidated Subsidiary which are not received in and do not relate to the ordinary course of the Borrower or such Consolidated Subsidiary's business.

     (13) General Information. Such other information respecting the conditions or operations, financial or otherwise, of the Borrower or any Consolidated Subsidiary as the Agent or any Bank may from time to time reasonably request.

Section 8.09. Compliance With Environmental Laws. Comply in all respects with all applicable Environmental Laws where the failure to comply could result in a Material Adverse Change.

Section 8.10. Additional Guarantor. Borrower shall cause Keynote Services Limited ("Keynote") to become a Guarantor hereunder at such time as Keynote's assets (as calculated in accordance with GAAP) equal or exceed One Hundred Thousand ($100,000.00) Dollars.

                         ARTICLE IX. NEGATIVE COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit Obligation shall remain outstanding or any Bank or Chase shall have any Commitment hereunder or any other amount is owing by the Borrower to any Bank Party hereunder or under any other Loan Document, the Borrower and each Guarantor (excluding HIL and its Subsidiaries with respect to this Article IX), shall not:

Section 9.01. Debt. Create, incur, assume or suffer to exist any Debt, except:

     (1) Debt of the Borrower and the Guarantors under this Agreement, the Notes, or any other Loan Document;

     (2) Accounts payable to any Person that supplies goods or services to the Borrower or any Guarantor, and other current liabilities (other than Debt) incurred, in the ordinary course of business provided that all such accounts and liabilities are paid in the ordinary course of business;

     (3) Debt of the Borrower under the Insurance Company Loan Documents;

     (4) Debt secured by purchase money Liens a) permitted by Section 9.03 and
     b) of acquired properties and acquired Persons who become Consolidated Subsidiaries;

     (5) Debt to the parties listed on Schedule 9.01 in the amounts indicated; provided however, that such Debt shall be limited to:

          (a) term indebtedness existing as of December 31, 1997;

          (b) a Two Million, Five Hundred Thousand ($2,500,000.00) Dollar unsecured line of credit provided by Merchants National Bank to the Borrower plus $465,000.00 in Standby Letters of Credit;

          (c) a Two Million ($2,000,000.00) Dollar unsecured line of credit provided by Banco Popular to Glamourette;

          (d) up to an aggregate of Six Million ($6,000,000.00) Dollars in unsecured lines of credit provided by MTB Bank and Marine Midland Bank to Segue to be used for trade letters of credit, which may include loans and advances repayable in ten days or less and in amounts not to exceed Five Hundred Thousand ($500,000.00) Dollars in the aggregate and any time outstanding

          (e) Renewals and replacements provided by the same or other financial institutions that do not increase the principal amount of Debt hereunder or give new security;

     (6) Guaranties permitted under Section 9.02.

Section 9.02. Guaranties. Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (2) the Guaranty Obligations, (3) guaranties by the Borrower or any Guarantor of accounts payable incurred in the ordinary course of business by the Borrower or any Guarantor, as the case may be, and (4) guaranties by Borrower and the Guarantors for the benefit of HIL, but not in excess of the amount provided in Section 9.10, (5) guaranties under Insurance Company Loan Documents, (6) guaranties up to $100,000.00 of trade obligations of other Persons provided such guaranties are within the amount of Restricted Payments and (7) guaranties of Debt described in Section 9.01(5).

Section 9.03. Liens. Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following ("Permitted Liens"):

     (1) Liens granted under and pursuant to the Loan Documents;

     (2) Liens granted under and pursuant to the Insurance Company Loan
     Documents.

     (3) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are the subject of a Good Faith Contest;

     (4) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days, or which are the subject of a Good Faith Contest;

     (5) Liens under workmen's compensation, unemployment insurance, social security or similar legislation (other than ERISA) or to secure letters of credit obtained in connection therewith;

     (6) Liens of BNY Financial Corp. ("BNY") in its capacity as factor for the Winona Knitting Mills, Division of Designers, but the foregoing shall not be deemed to permit liens to secure loans and advances made by BNY under the factoring agreement.

     (7) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

     (8) judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest;

     (9) easements, rights-of-way, restrictions, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any Guarantor of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

     (10) each of the Liens listed on Schedule 7.03 securing the Debt specified on such Schedule, including any extension or modification thereof but not the extension of such Lien to other property in whole or in part;

     (11) purchase money Liens on any real property, fixtures or equipment hereafter .acquired or the assumption of or taking subject to any Lien on real property, fixtures or equipment existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

          (a) any property subject to any of the foregoing is acquired by the Borrower or any Guarantor in the ordinary course of its business and the Lien on any such property (if not preexisting) is created contemporaneously with such acquisition or within 90 days thereof;

          (b) the Debt secured by any Lien so created, assumed or existing shall not exceed one hundred percent (100%) of the lesser of the cost or fair market value as of the time of acquisition of the property covered thereby including shipping and installation costs;

          (c) each such Lien shall attach only to the property so acquired and fixed improvements thereon.

Section 9.04. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets, except for (1) inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer necessary for the conduct of its business; (3) the sale or other dispositions of assets not exceeding One Hundred Thousand ($100,000) Dollars per year; (4) the leasing of assets having an aggregate book value not exceeding One Hundred Fifty Thousand ($150,000.00) Dollars; and (5) accounts receivable of the Winona Knitting Mills, Division of Designers which are factored by BNY.

Section 9.05. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate other than the Borrower or any Consolidated Subsidiary or enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any such Affiliate, except for transactions among the Borrower and its Consolidated Subsidiaries or in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or the Consolidated Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or Consolidated Subsidiary than it would obtain in a comparable arms' length transaction with a Person not an Affiliate, provided, however that Borrower and Consolidated Subsidiaries may make loans, and advances to and investments in HIL provided that all such loans, advances, investments and guaranties provided in
Section 9.02 hereof do not, in the aggregate, exceed the amount of permitted Restricted Payments allowed in Section 9.10.

Section 9.06. Investments. Without the written approval of the Banks except as provided in Section 9.05 and 9.10 of this Agreement, make, any loan or advance to any Person or purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person in excess of $250,000.00, except: (a) direct obligations of the United States of America or any agency or instrumentality thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer or government securities rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) time deposits, demand deposits and certificates of deposit with maturities of one year or less from the date of acquisition issued by and commercial bank operating within the United States of America having capital and surplus in excess of $50,000,000.00; (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower; (each of (a) (b) (c) and (d) collectively "Permitted Investments") and (e) any Acquisition as defined herein. For the purpose hereof, "Acquisition" means any transaction pursuant to which the Borrower and any of its Consolidated Subsidiaries (i) acquires equity securities (or warrants, options or other rights to acquire such securities) of any corporation other than the Borrower or the Consolidated Subsidiaries or any corporation, pursuant to a solicitation of tenders therefor, or in one or more negotiated block, market or other transactions not involving a tender offer, or a combination of any of the foregoing, except in connection with Section 9.06
(iii) or (ii) causes any such corporation to be merged into the Borrower or any Consolidated Subsidiary, in any case pursuant to a merger, purchase of assets or any reorganization providing for the delivery or issuance to the holders of such corporation's then outstanding securities, in exchange for such securities, of cash or securities of the Borrower, or a combination thereof or (iii) purchases all or substantially all of the business or assets of any corporation or other business entity, provided, however, that i) the acquired entity is engaged in the same line of business as that of the Borrower or the Consolidated Subsidiary; ii) the purchase price for such Acquisition does not exceed Five Million ($5,000,000) Dollars of which the cash portion does not exceed Three Million ($3,000,000) Dollars; and iii) such Acquisition is within the limits of Restricted Payments set forth in Section 9.10 and unless approved by the Agent and the Banks, after the exercise of due diligence, the accounts receivable and inventory so acquired shall not be deemed Eligible Accounts or Eligible Inventory.

Section 9.07. Mergers. Except as provided in Section 9.06, merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except that the foregoing shall not prohibit the merger of Consolidated Subsidiaries with and into each other or into the Borrower, so long as at the time thereof or as a result thereof there shall be no Default or Event of Default.

Section 9.08. Leases. Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property except: (1) Capital Leases permitted under Section 9.03(11), (2) each of the retail and warehouse leases in effect on this date and those retail and warehouse leases entered into in the future, and (3) leases that do not in the aggregate require the Borrower and its subsidiaries to make payments (including taxes, insurance, maintenance, and similar expenses which the Borrower is required to pay under the terms of the lease but excluding all payments based upon a percentage of sales or revenues) in any Fiscal Year in excess of One Million Five Hundred Thousand ($1,500,000) Dollars.

Section 9.09. Dividends. Declare or pay any cash dividends on capital stock of the Borrower; or purchase, redeem, retire, or otherwise acquire for value any of the capital stock or securities convertible into capital stock of the Borrower now or hereafter outstanding or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of the Borrower or any Consolidated Subsidiary, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock, except in all cases for transactions that are (a) made in common stock of the Borrower or (b) otherwise permitted under Section 9.10.

Section 9.10. Restricted Payments. Notwithstanding anything to the contrary contained in this ARTICLE IX, Borrower shall not declare or pay any cash dividend, optional pre-payment of subordinated debt, issue any guaranties (except as provided in Section 9.02), repurchase any shares of the Borrower or make any advances or payments to, investments in, or issue guaranties for HIL to the extent that such transactions exceed in the aggregate Twenty Million ($20,000,000.00) Dollars plus (i) 50% of the Consolidated Net Income of Borrower and Guarantors (less 100% of the Consolidated Net Losses) earned after December 31, 1997 and (ii) cash proceeds from an Equity Issuance. Notwithstanding the foregoing limitations, Glamourette may pay cash dividends on its Exempt Preferred Stock outstanding from time to time and may redeem, retire, purchase or otherwise acquire shares of its Exempt Preferred Stock from time to time. For the avoidance of doubt, such payments and transactions relating to Exempt Preferred Stock shall not constitute "restricted payments" for purposes of this Agreement and the amounts thereof shall not be included in determining compliance with the foregoing formula for any purpose.

Section 9.11. Fiscal Year. change its fiscal year to a period other than its fiscal year in effect on the date hereof.

Section 9.12. Changes. Amendments or Modifications. Change, amend, modify or supplement any of the following: (1) its certificate of incorporation; or (2) by-laws.

                         ARTICLE X. FINANCIAL COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit obligation shall remain outstanding or any Bank or Chase shall have any Commitment hereunder or any other amount hereunder is owning by the Borrower to any Bank party hereunder or under any other Loan Document:

Section 10.01.Consolidated Tangible Net Worth. The Borrower and its Consolidated Subsidiaries shall maintain at all times a Consolidated Tangible Net Worth of not less than the amount specified below:

     $34,000,000.00 and increasing by fifty (50%) percent of the Consolidated Net Income (without deduction or offset for net losses), earned after December 31, 1997.

Section 10.02. Consolidated Fixed Charge Coverage Ratio. The Borrower and its consolidated subsidiaries will maintain for each twelve (12) month period calculated on a rolling four (4) quarter basis a ratio of (1) (a) consolidated Earnings Before Interest, Taxes, Depreciation and Amortization for such period, less (b) Consolidated Capital Expenditures made by the Borrower or any Consolidated subsidiary during such period, less (c) Consolidated Taxes to 92) the sum of (a) Consolidated Interest Expense for such period, plus (b) Consolidated Principal Amortization of not less than the ratio specified below:

                  1.5 to 1

Section 10.03. Consolidated Leverage Ratio. The Borrower and its Consolidated subsidiaries shall maintain at all times a ratio of (1) Consolidated total Liabilities to (2) Consolidated Tangible Net Worth of not greater than the ratio specified below:

                  1.75 to 1

Section 10.04. Consolidated Capital Expenditures. The Borrower and its Consolidated Subsidiaries shall not make Consolidated Capital Expenditures in the aggregate amount in any Fiscal Year of $5,000,000.00.

                          ARTICLE XI. EVENTS OF DEFAULT

Section 11.01. Events of Default. Any of the following events shall be an "Event of Default":

     (1) the Borrower shall: (a) fail to pay the principal of any Note or shall fail to reimburse any Bank on a Letter of Credit as and when due and payable; (b) fail to pay interest on any Note within five (5) Banking Days of when such interest is due and payable; or (c) fail to pay within ten
     (10) days after the request for payment is made any fees or expenses required to be paid under the terms of any of the Loan Documents;

     (2) any representation or warranty made or deemed made by the Borrower or any Guarantor in this Agreement or in any other Loan Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

     (3) The Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any of the Loan Documents and such failure shall continue for fifteen (15) days or more following the earlier of the time (a) an executive officer of Borrower knew or should have known of such Event of Default; or (b) written notice of such Event of Default is given to Borrower by the Agent.

     (4) The Borrower or any Guarantor shall: (a) fail to pay all or any portion of a Debt in an amount greater than Two Hundred Fifty Thousand ($250,000) Dollars (other than the payment obligations described in (1) above), of the Borrower or any Guarantor when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; (b) fail to perform or observe any term, covenant or condition on its part to be performed or observed or an event of default has occurred under any agreement or instrument relating to any such Debt, including the Insurance Company Debt when required to be performed or observed, the effect of which is to cause any such Debt to become, or to permit such Debt to be declared to be, due and payable prior to its scheduled maturity; or

     (5) The Borrower or any Guarantor: (a) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or
     (e) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (f) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

     (6) one or more judgments, decrees or orders for the payment of money in excess of Two Hundred Fifty Thousand ($250,000.00) Dollars in the aggregate shall be rendered against the Borrower or any Guarantor, and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

     (7) any of the following events shall occur or exist with respect to the Borrower or any Guarantor or any ERISA Affiliate: (a) any Prohibited Transaction involving any Plan; (b) any Reportable Event shall occur with respect to any Plan; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; (f) an accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to a Plan, whether or not waived; and in each case above, such event or condition, together with all other events or conditions, if any, would reasonably be expected to subject the Borrower or any Guarantor or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed Two Hundred Fifty Thousand ($250,000.00) Dollars.

     (8) Article V shall, at any time after the execution and delivery of this Agreement and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or any Guarantor (other than HIL after the termination of its Guaranty) shall deny it has any further liability or obligation under or shall fail to perform its obligations under Article V.

Section 11.02. Remedies. If any Event of Default shall occur and be continuing, the Agent shall, upon request of the Required Banks, by notice to the Borrower,
(1) declare the Revolving Credit Commitment, and the Letter of Credit Commitment to be terminated, whereupon the same shall forthwith terminate; (2) require the Borrower to provide cash collateral or the equivalent thereof in an aggregate amount of one hundred and five percent (105%) of all outstanding Letter of Credit Obligations; (3) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement, and any other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts due under this Agreement, and under any other Loan Document shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by the Borrower; (4) exercise any remedies provided in any of the Loan Documents; and/or (5) exercise any remedies provided by Law; provided, however, that upon the occurrence of an Event of Default referred to in Section 11.01(5), the Revolving Credit Commitment and the Letter of Credit Commitment shall automatically terminate and the outstanding Notes, Letters of Credit, and any other amounts payable under this Agreement or any of the other Loan Documents, and all interest on any of the foregoing shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower,

                             ARTICLE XII. THE AGENT

Section 12.01. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Borrower or any Guarantor or any officer or official of the Borrower or any Guarantor or anyone purporting to be an Authorized Person or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by the Borrower or any Guarantor to perform any of its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Borrower shall pay any fee agreed to by the Borrower and the Agent with respect to the Agent's services hereunder at the Closing Date and each anniversary thereof during the term of this Agreement.

Section 12.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Revolving Credit Loans made by it and Participation purchased by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Revolving Credit Loan or Bank. As to any matters not expressly or any other Revolving Credit provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Revolving Credit Loan or Participation.

Section 12.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default, other than a payment default, unless the Agent has received notice from a Bank or the Borrower or any Guarantor specifying such Default or Event of Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall (subject to Section 12.08) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to Law.

Section 12.04. Rights of Agent as a Bank. With respect to its Commitment and the Revolving Credit Loans provided by it and the Letters of Credit issued by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with the Borrower or any Guarantor and any of their Affiliates as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

Section 12.05. Indemnification of Agent. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 13.03 or under the applicable provisions of any other Loan Document, but without limiting the obligations of the Borrower under Section 13.03 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Borrower or any Guarantor are obligated to pay under Section 13.03) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

Section 12.06. Documents. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Loan Document to be delivered to the Agent for such Bank.

Section 12.07. Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent, Chase or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and each Guarantor and the decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, Chase or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Guarantor of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any guarantor. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Guarantor (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates. The Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone; provided, however, the Agent shall (1) file the Trademark Assignment with the United States Patent and Trademark Office, and (2) file financing statements (UCC-1) set forth in Section
6.01 herein in the appropriate jurisdictions.

Section 12.08. Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 12.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 12.09. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks, the Borrower and each Guarantor, and the Agent may be removed at any time with or without cause by the Required Banks; provided that the Borrower, each Guarantor and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent, which, unless an Event of Default shall have occurred and be continuing, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty
(30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New York, New York and assets in an amount not less than One Billion ($1,000,000,000) Dollars, which, unless an Event of Default shall have occurred and be continuing, shall be reasonably acceptable to the Borrower. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Borrower and the other

Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 12.10. Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

Section 12.11. Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Borrower or any Guarantor on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower or any Guarantor to perform its obligations hereunder or under any other Loan Document.

Section 12.12. Transfer of Agency Function. Without the consent of the Borrower, any Guarantor or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices located in New York, New York, provided that the Agent shall promptly notify the Borrower and the Banks thereof

Section 12.13. Withholding Taxes; Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, such Bank will furnish to the Agent Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's complete exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Revolving Credit Loan or Participation or such Bank's Revolving Credit Commitment or obligation to purchase Participation until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

                         ARTICLE XIII. YIELD PROTECTION.

Section 13.01. Additional Costs. (a) The Borrower shall pay directly to the Agent from time to time on demand such amounts as any Bank may reasonably determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Eurodollar Rate Loans under this Agreement or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank for any of such Loans by the jurisdiction in which the Bank has its principal office or is deemed to hold the Loans); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "Eurodollar Base Rate"; or (iii) imposes any other condition affecting this Agreement (or any extensions of credit or liabilities), except to the extent any such Regulatory Change has previously resulted in a change in the calculation of Eurodollar Rate as a result of being included in the Reserve Requirement used in calculating such Eurodollar Rate. The Agent will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 13.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     (b) Without limiting the effect of the foregoing provisions of this Section 13.01, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower, the obligation of the Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

     (c) Without limiting the effect of the foregoing provisions of this Section
     13.01 (but without dupli- cation), the Borrower shall pay directly to the Agent from time to time on request such amounts as the Agent may determine to be necessary to compensate any Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any Regulatory Change of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such Regulatory Change), except to the extent the Base Rate has been adjusted to reflect such costs. The Agent will notify the Borrower if any Bank is entitled to compensation pursuant to this Section 13.01(c) as promptly as practicable after it determines to request such compensation.

     (d) Determinations and allocations by the Agent or Bank for purposes of this Section 13.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 13.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and absent manifest error and having a retroactive effect of no more than one hundred twenty (120) days.

Section 13.02. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Bank to (a) honor its obligation to make or renew Eurodollar Rate Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain Eurodollar Rate Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make or renew Eurodollar Rate Loans and to convert other types of Loans into Loans of such type hereunder shall be suspended until such time as the Bank may again make, renew, or convert and maintain such affected Loans and the Bank's outstanding Eurodollar Rate Loans shall be converted to Prime Rate Loans at the end of the then current Interest Period unless earlier required by law.

Section 13.03. Certain Compensation. The Borrower shall pay to the Agent, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate any Bank for any loss, cost or expense which the Bank determines is attributable to:

     (a) any payment or prepayment of a Eurodollar Rate Loan made by the Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

     (b) any failure by the Borrower to borrow a Eurodollar Rate Loan to be made by the Bank on the date specified therefor in the relevant notice.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from and including the date of such payment, prepayment or failure to borrow to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 13.03 shall be conclusive absent manifest error.

                           ARTICLE XIV. MISCELLANEOUS

Section 14.01. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent, shall, unless in writing and signed by all Banks do any of the following: (1) increase the Revolving Credit Commitment or the Trade Letter of Credit Commitment; (2) reduce the principal of, or interest on, the Notes;
(3) postpone the date fixed for the payment of principal of, or interest on, the Notes or any other amount due hereunder or under any Loan Document, or waive any default in the payment of principal, interest or any other amount due hereunder or under any Loan Document; (4) change the definition of "Required Banks"; (5) release or subordinate any Collateral (except as contemplated by the Loan Documents); or (6) amend this Section 14.01 or any other provision requiring the consent of all Banks. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 14.02. Usury. Anything herein to the contrary notwithstanding, the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 14.03. Expenses; Indemnification. The Borrower agrees to reimburse the Agent and each of the Banks, on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of external legal counsel for the Agent, Chase and each Bank) incurred by the Agent or any Bank, in connection with the preparation of the Loan Documents. The Borrower agrees to reimburse the Agent and each of the Banks on demand for all costs, expenses, and charges (including, without limitation, all fees and charges of external legal counsel for the Agent and each Bank) incurred by the Agent or any Bank in connection with the performance, or enforcement of this Agreement, the Notes, or any other Loan Documents. The Borrower agrees to indemnify the Agent, Chase and each Bank and their respective directors, officers, employees and agents (collectively, the "Indemnified Persons"), from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrower of the proceeds of the Revolving Credit Loans or the Letters of Credit or to any violation or alleged violation of any Environmental Law by the Borrower or any Guarantor, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of any Indemnified Person or any other Indemnified Person of which such Indemnified Person is an affiliate or agent).

The obligations of the Borrower under this Section shall survive the repayment of the Obligations and all amounts due under or in connection with any of the Loan Documents and the termination of the Commitments.

Section 14.04. Assignment; Participation; Additional Bank. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrower, the Guarantors, the Agent, the Banks and their respective successors and permitted assigns. No Borrower or Guarantor may assign or transfer its rights or obligations hereunder. Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its portion of the Revolving Credit Loans and the Participation. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations hereunder. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower and the Guarantors hereunder and under any other Loan Document including; without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would require the consent of all Banks under Section 14.01 (1) through (6) without the consent of the Participant.

Section 14.05. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to the Agent by telephone, confirmed by telex, telecopy or other writing, and to the Banks and to the Borrower by ordinary mail, telecopy or telex addressed to such party at its address on the signature page of this Agreement. Copies of notices mailed to the Borrower should also be mailed by ordinary mail to Willkie, Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019, Attention: Harvey L. Sperry, counsel to the Borrower. Notices shall be effective: (1) if given by mail, upon receipt, and (2) if given by telex, when the telex is transmitted to the telex number as aforesaid; provided that notices to the Agent and the Banks shall be effective upon receipt.

Section 14.06. Setoff. The Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers' lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of the Borrower at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by the Borrower to such Bank under this Agreement or such Bank's Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof; provided that such Bank's failure to give such notice shall not affect the validity thereof. Each Bank agrees that to the extent any such payment is received by it as the result of a set-off or otherwise and such payment results in such Bank receiving a greater payment than it would have been entitled to, had the total amount of such payment been paid directly to the Agent for disbursement to the Banks, then such Bank shall immediately purchase for cash from the other Banks participations in the loans sufficient in amount so that such payment shall effectively be shared pro rata with the other Banks in accordance with the amount, and to the extent, of their respective interests in all the Revolving Credit Loans; provided, however, that if all or any portion of such payment is thereafter recovered from such Bank at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery, but without interest or other return thereof.

Section 14.07. Jurisdiction; Immunities. The Borrower and each Guarantor hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, the Notes, the Letters of Credit, or any other Loan Document, and the Borrower and each Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrower and each Guarantor irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower and each Guarantor at their respective addresses specified in Section 14.05. The Borrower and each Guarantor agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower and each Guarantor further waive any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens. The Borrower and each Guarantor agree that any action or proceeding brought against the Agent or any Bank shall be brought only in New York State or United States Federal Court sitting in New York County.

Nothing in this Section 14.07 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against any of the Borrower or any Guarantor or their property in the courts of any other jurisdictions.

To the extent that the Borrower or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower and each Guarantor hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes, and any other Revolving Credit Loan Document.

Section 14.08. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Section 14.09. Counterparts. This agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 14.10. Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections,

Section 14.11. Table of Contents; Headings. The headings in the Table of Contents and in this Agree- ment are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 14.12. Severability. If any word, phrase, sentence, paragraph, provision or section of this Agreement shall be held, declared, pronounced or rendered invalid, void, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority, statute or otherwise, such holding, declaration, pronouncement or rendering shall not adversely affect any other word, 'phrase, sentence, paragraph, provision or section of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.

Section 14.13. Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 14.14. Jury Trial Waiver. The Agent, the Banks, Borrower and its Consolidated Subsidiaries each waive any right it may have to a jury trial in any action or proceeding which pertains directly or indirectly to this Agreement, the Obligations, the Collateral or, in any way, directly or indirectly, arises out of or relates to the relationship between or among the Borrower, the Consolidated Subsidiaries, the Agent and the Banks.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED                     HAMPSHIRE DESIGNERS, INC.
/s/  Charles W. Clayton                      /s/ Charles W. Clayton
Title:  Vice President                       Title:  Vice President


HAMPSHIRE INVESTMENTS, LIMITED               GLAMOURETTE FASHION MILLS, INC.
/s/ Charles W. Clayton                       /s/ Charles W. Clayton
Title: Vice President                        Title: Vice President
Title: Vice President

SAN FRANCISCO KNIT WORKS, INC.               SEGUE (AMERICA), LIMITED
/s/ Charles W. Clayton                       /s/ Charles W. Clayton
Title: Vice President                        Title: Vice President

Address for all of the above:                215 Commerce Boulevard
                                             Anderson, South Carolina 29621
                                             Telecopier No.: (864) 225-4421

REPUBLIC NATIONAL BANK OF NEW YORK
/s/ George Commander
Title:  Senior Vice President
452 Fifth Avenue
New York, New York 10018
Telecopier No.:  525-5676

NATIONSBANK, N.A.
/s/ Richard Stanland
Title:  Sr. Vice President
3005 North Main Street
Anderson, SC  29621
Telecopier No.:

THE CHASE MANHATTAN BANK
As Agent
/s/ Paul O'Neill
Title: Vice President

THE CHASE MANHATTAN BANK
/s/ Paul O'Neill
Title: Vice President
270 Park Avenue
New York, NY  10017
Telecopier No.:

NATIONSBANK, N.A.
/s/ Richard C. Stanland
Title: Sr. Vice President
3005 North Main Street
Anderson, SC  29621